Exhibit 10.47

MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT

BY AND AMONG

APNIMED, INC.,

SHIONOGI & CO., LTD.

AND

SHIONOGI-APNIMED SLEEP SCIENCES, LLC

Dated March 23, 2026

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***],

HAS BEEN OMITTED BECAUSE IT IS NOTH NOT MATERIAL AND IS THE TYPE

THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

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9.1	Operations of SASS	21
9.2	Efforts	21

ARTICLE X TERMINATION		22

10.1	Termination Prior to Closing	22
10.2	Effect of Termination	22

ARTICLE XI POST-CLOSING COVENANTS AND AGREEMENTS		22

11.1	Non-Competition	22
11.2	Non-Solicitation of Apnimed’s Employees	23
11.3	Confidentiality	23
11.4	Disclosures Concerning this Agreement and the Transactions	24
11.5	Document Retention	24
11.6	Manager and Officer Liability and Indemnification	24
11.7	Product Liability Insurance	25
11.8	Termination of the LLC Agreement as to Apnimed	25
11.9	Releases	25
11.10	Non-Disparagement	25
11.11	Transitional License	25
11.12	Continuing Contracts	26
11.13	Further Assurances	26

ARTICLE XII TAX MATTERS		26

12.1	LLC Agreement Continued Effect	26
12.2	U.S. Tax Treatment	26
12.3	Allocation	26
12.4	Cooperation on Tax Matters	27
12.5	Transfer Taxes	27

ARTICLE XIII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		27

13.1	Survival of Representations and Warranties	27
13.2	Indemnification	28
13.3	Right of Set-Off	29
13.4	Claims for Indemnification; Resolution of Conflicts	30
13.5	Third Party Claims	31
13.6	Tax Treatment of Indemnification Payments	31
13.7	Exclusive Remedy	31

ARTICLE XIV GENERAL PROVISIONS		32

14.1	Notices	32
14.2	Expenses	32
14.3	Interpretation	32
14.4	Counterparts	33
14.5	Entire Agreement; Assignment	33
14.6	Severability	33
14.7	Other Remedies	33
14.8	Arbitration; Submission to Jurisdiction; Consent to Service of Process	33
14.9	Governing Law	34
14.10	WAIVER OF JURY TRIAL	34
14.11	Rules of Construction	34
14.12	No Third Party Beneficiary	34
14.13	Tax Advice	34
14.14	Amendment and Waiver	35
14.15	Disclosure Schedule	35
14.16	No Conflict	35

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit 3.2(a)(i)	Novation Agreement

Exhibit 3.2(a)(ii)	IP Assignment Agreement

Exhibit 3.2(a)(iii)	Amended Atomoxetine Agreement

Exhibit 3.2(a)(iv)	SNRI/CAI Contribution Termination Agreement

Exhibit 3.2(a)(v)	Amended Apnimed License Agreement

Exhibit 3.2(a)(vi)	Amended Apnimed MSA

Exhibit 3.2(a)(vii)	Work Order

Exhibit 3.2(a)(viii)	Membership Interest Transfer Document

Exhibit 3.2(a)(ix)	ROFN Termination Agreement

Exhibit 3.2(a)(xi)	Resignation Letter

Exhibit 12.3	Allocation Methodology

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MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into on March 23, 2026 (the “Agreement Effective Date”), by and among APNIMED, INC., a Delaware corporation with offices located at 39 John F. Kennedy St., 4th Floor, Cambridge, MA 02138 USA (“Apnimed”), Shionogi & Co., Ltd. (registered number 1200-01-077430) whose principal place of business is at 1-8, Doshomachi 3-chome, Chuo-ku, Osaka 541- 0045, Japan (“Shionogi”), and Shionogi-Apnimed Sleep Science, LLC, a Delaware limited liability company (“SASS”). Apnimed and Shionogi are sometimes referred to in this Agreement individually as a “Member” and collectively as the “Members.” Apnimed, Shionogi and SASS are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

BACKGROUND

A. The Members established SASS under the terms of an Amended and Restated Limited Liability Company Agreement among Apnimed, Shionogi and SASS dated November 1, 2023, as amended by Amendment No. 1 to Amended and Restated Limited Liability Company Agreement dated April, 23, 2025 (collectively, the “LLC Agreement”) for the purpose of collaborating on the research and development, manufacture, and monetization or commercialization of, products for the Field (as defined below).

B. The Members are the legal and beneficial owners of all of the issued and outstanding membership interests of SASS as of the Agreement Effective Date.

C. Shionogi desires to purchase from Apnimed, and Apnimed desires to sell to Shionogi, all of the outstanding membership interests of SASS owned by Apnimed as well as Apnimed’s interests in certain assets directedly related to SASS’s development programs, each on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this Agreement, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing. Notwithstanding the foregoing, none of Apnimed, Shionogi nor SASS are Affiliates of or with respect to each other for purposes of this Agreement.

“Acquirer” shall mean the Third Party involved in the Change of Control transaction with Apnimed, and any Affiliate of such Third Party that is not Apnimed or Affiliates prior to the Change of Control.

“Apnimed Benefit Plan” means any Employee Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by Apnimed or its Affiliates, or under which Apnimed or any Affiliate thereof, or any ERISA Affiliate thereof, has or may have any current or contingent Liability.

“Apnimed’s Fundamental Representations” means the representations and warranties set forth in Sections 5.1 (Organization; Authority and Enforceability), 5.2 (No Conflict) and 5.4 (Title to Purchased Assets).

“Apnimed Indemnified Parties” means Apnimed, its Affiliates and their respective officers, directors, employees, agents and representatives.

“Apnimed Name” means the name “Apnimed” as part of the name “Shionogi-Apnimed Sleep-Science” and each other trademark and name owned by Apnimed or any of its Affiliates, in each case as used in connection with the conduct of the business of SASS in the 12 months prior to the Closing Date.

“Bene Studio Agreements” means: (a) the general terms and conditions between Apnimed and Bene Studio LLC (“Bene Studio”) entered into as of October 3, 2025; and (b) the statement of work between Apnimed and Bene Studio entered into thereunder as of December 3, 2025.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York USA and Tokyo, Japan are authorized or required to close.

“Cereus” means CEREUS Pharma AB, a company incorporated and existing under the laws of Sweden whose registered office is at Jakobsdalsgatan 46, 41268 Göteborg, Sweden.

“Change of Control” means, with respect to Apnimed, any of the following, in a single transaction or a series of related transactions: (a) the sale or disposition of all or substantially all of the assets of Apnimed to a Third Party, (b) the direct or indirect acquisition by a Third Party of beneficial ownership of fifty percent (50%) or more of the then-outstanding common shares or voting power of Apnimed or any direct or indirect entity which holds, directly or indirectly, beneficial ownership of fifty percent (50%) or more of the then-outstanding common shares or voting power of Apnimed (the “Parent Entity”), or (c) the merger or consolidation of Apnimed or any Parent Entity with or into a Third Party, unless, following such merger or consolidation, the stockholders of Apnimed or the Parent Entity, as applicable, immediately prior to such merger or consolidation beneficially own directly or indirectly more than fifty percent (50%) of the then-outstanding common shares or voting power of the entity resulting from such merger or consolidation.

“Closing Consideration” means $100,000,000.00.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Earnout Product” means any Earnout Product that is a combination of any substance, product, intermediate, and/or active pharmaceutical ingredient (whether co-packaged, co-formulated or otherwise) and contains a Relevant Compound as an active ingredient, but excluding any Generic Combination Product.

“Copyrights” means copyrights and registrations and applications therefor, works of authorship, content (including website content) and mask work rights.

“Contract” means any mortgage, indenture, lease, contract, license, covenant, plan, insurance policy, purchase order (including any related terms and conditions), work order or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession or franchise, whether oral or written and including any amendment, waiver or modification made thereto.

“Cover”, “Covered” or “Covering” means, with respect to an Earnout Product, that, in absence of a (sub)license under, or ownership of, a Patent, the composition of matter or an approved method of use of such Earnout Product would infringe a Valid Claim of such Patent.

“Desitin” means DESITIN Arzneimittel GmbH, a company organized and existing under the laws of Germany with its business address at Weg beim Jäger 214, 22335 Hamburg, Germany and registered with the commercial register of the local court of Hamburg under registration number HRB 4235.

“Desitin APA” means the Asset Purchase and License Agreement by and among Apnimed, Desitin and CEREUS Pharma AB, a company incorporated and existing under the laws of Sweden whose registered office is at Jakobsdalsgatan 46, 41268 Göteborg, Sweden, dated April 23, 2025.

“Dollars” or “$” means United States Dollars.

“Earnout Patent” means any Patent comprised in the SNRI/CAI Relevant IP or any Patent owned by SASS prior to the Agreement Effective Date.

“Earnout Party” means each of (a) Shionogi and SASS and each of their respective licensees and sublicensees through all tiers and (b) the Affiliates, transferees, successors and assigns of each of the foregoing.

“Earnout Product” means any Sulthiame Product or any Other Earnout Product, as the context requires.

“Earnout Rate” means: (a) in respect of each Sulthiame Product, [***] of Net Sales of such Sulthiame Product; and (b) in respect of each Other Earnout Product, [***] of Net Sales of such Other Earnout Product.

“Earnout Term” means on a country-by-country basis and an Earnout Product-by-Earnout Product basis, the period starting on the date of the First Commercial Sale of such Earnout Product in such country and ending on the later of: (a) the tenth (10th) anniversary of the date of such First Commercial Sale of such Earnout Product in such country; and (b) expiration of the last-to-expire Valid Claim of the last to expire Earnout Patent Covering the composition of matter or an approved method of use of such Earnout Product in such country.

“Employee Benefit Plan” means any (a) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any other benefit scheme, agreement, arrangement or obligation to provide compensation or benefits, including employment contracts and consulting agreements; (b) bonus, deferred compensation, pension, retirement, profit sharing, thrift, savings, employee stock ownership, equity-based, incentive, retention, severance, vacation, paid time off, change-in-control or other similar plans, policies, programs, agreements or arrangements; (c) medical, dental, disability, health, vision, accident, life, sickness or retiree or post-employment health or welfare benefit plans, programs, policies, agreements or arrangements and (d) other benefit, fringe or compensation plans, policies, programs, agreements or arrangements, whether or not reduced to writing.

“Equity Securities” means (a) with respect to any Person that is not a corporation, any partnership interests, membership interests, limited liability company interests, and any equivalent ownership interests in a limited partnership or a limited liability company or joint venture, (b) with respect to a corporation, any and all Interests, interests, participation, equity interest or other equivalents, however designated, of capital stock of a corporation, (c) any and all other securities, interests or participation that are derived from, or the value of which is dependent upon, any of the foregoing or confers on a Person the right to receive a share of profits and losses of, or distribution of assets of, the issuing entity (including any phantom stock, restricted stock units, profit participation, arrangements or the like), (d) any and all subscriptions, calls, puts, warrants, rights, options or commitments of any kind or character relating to, the grant, issuance, exchange, conversion, redemption, purchase, repurchase, voting or transfer of any of the foregoing or entitling any Person or entity to purchase or otherwise acquire membership or limited liability company interests or units, capital stock, or any other equity securities, (e) any securities convertible into or exercisable or exchangeable for partnership interests, membership or limited liability company interests or units, capital stock, or any other equity securities, (f) any and all bonds, debentures notes or other indebtedness issued by such Person that has the right to vote (or which is convertible or exchangeable for securities having the right to vote) on any matters on which the holders of capital stock or other equity securities are entitled to vote, or (g) any other interest classified as an equity security of a Person.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with Apnimed, is, or at any relevant time was, deemed a “single employer” within the meaning of Section 414 of the Code.

“Exploit” means, with respect to a product, to engage (directly or indirectly) in the utilization or pursuit (whether through development, testing, manufacturing, commercializing or otherwise) of that product.

“First Commercial Sale” means, with respect to an Earnout Product and a country, the first sale of such Earnout Product by an Earnout Party to a Third Party in such country after Regulatory Approval in the nature of a marketing authorization for such Earnout Product has been obtained in such country. First Commercial Sale excludes any sale or other distribution of an Earnout Product for use in a clinical trial or other development activity or for compassionate, named-patient use or expanded access programs or indigent programs.

“Fraud” means with respect to Apnimed or Shionogi as the Party making the representation or warranty, (a) a misrepresentation or a material omission of fact which was false, (b) known (i) with respect to Apnimed, to the Knowledge of Apnimed (and, for the avoidance of doubt, not a constructive fraud, equitable fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence) or (ii) with respect to Shionogi, to Shionogi’s knowledge, to be false, (c) made for the purpose of inducing the other party to rely upon it, (d) upon which the other party justifiably relies, and (e) resulting in Losses or injury to the other party. For the avoidance of doubt, a misrepresentation shall be solely with respect to the making of the representations and warranties of a Party set forth in Article IV, Article V, or Article VI of this Agreement, as applicable.

“Generic Combination Product” means any Earnout Product that is a combination with a Generic Product and contains a Relevant Compound as an active pharmaceutical ingredient.

“Generic Product” means, with respect to a particular Earnout Product in a country, a pharmaceutical product that: (a) contains the same or substantially the same active ingredients as such Earnout Product; (b) is approved for use in such country by the applicable Regulatory Authority, whether approved under an NDA, an abbreviated NDA, an application under Section 505(b)(2) of the US Federal Food, Drug, and Cosmetic Act, or any equivalent thereof, or otherwise by a Regulatory Authority; and (c) is sold in the same country as such Earnout Product by any Third Party that did not purchase such product in a chain of distribution that included an Earnout Party.

“Governmental Entity” means any federal, national, foreign, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“IFRS” means International Financial Reporting Standards, as issued by International Accounting Standards Board.

“Indemnified Party” means any Shionogi Indemnified Party or any Apnimed Indemnified Party, as applicable.

“Indemnifying Party” means Shionogi or Apnimed, as applicable.

“Information” means all data, results, technology, business or financial information, including know-how, trade secrets, practices, techniques, methods, processes, inventions, devices, assays, invention disclosures, discoveries, developments, specifications, formulations, formulae, materials or compositions of matter, physical, chemical and biological materials and compounds, including software, algorithms, marketing or other reports, strategic, business and operational plans, expertise, technology, technical data, designs, drawings, study or test data, analytical and quality control data, CMC information, regulatory materials, stability data, manufacturing data and descriptions, and other study data and procedures.

“Intellectual Property” means all intellectual property rights and equivalent or similar forms of protection worldwide, including applications for registration, and the right to apply for registration, for any intellectual property rights and rights in and to the following: (a) Patents; (b) Marks; (c) Copyrights; and (d) Information.

“IP Files” means: (a) the IP Files (as defined in the Desitin APA); (b) the file histories for the SNRI/CAI Relevant IP or the Sulthiame Relevant IP; and (c) all files, records, data and information primarily relating to the SNRI/CAI Relevant IP or the Sulthiame Relevant IP, in each case that are in Apnimed’s or any of its Affiliates’ (or any of their professional advisers’ and agents’) possession or control.

“IRS” means the United States Internal Revenue Service.

“Joint Ownership Agreement” means the Joint Ownership and License Agreement between Apnimed and Shionogi entered into as of April 23, 2025.

“Judgment” means, collectively, any judicial decree, judgment, writ, injunction, stipulation, settlement, subpoena, determination, ruling or other judicial order or any award of any applicable Governmental Entity.

“Key Service Providers” means each of Luigi Taranto Montemurro and John Cronin.

“Knowledge of Apnimed” means, whether or not capitalized, the actual knowledge of Larry Miller, Chief Executive Officer of Apnimed and Barry Wohl, Chief Business Officer of Apnimed.

“Knowledge of Shionogi” means, whether or not capitalized, the actual knowledge of John Keller, member of the Board of Managers of SASS, Toshinobu Iwasaki, member of the Board of Managers of SASS, and Masako Kudo, member of the Board of Managers of SASS.

“Laws” means all constitutions, laws (including common law), statutes, regulations, ordinances, codes, orders, decrees, judgments, writs, injunctions, decisions, rules, standards, and rulings or any other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision of any Governmental Entity.

“Liability” or “Liabilities” means debts, liabilities, commitments, losses, deficiencies, duties, charges, claims, damages, demands, costs, fees, Taxes, expenses and obligations (including guarantees, endorsements and other forms of credit support), whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, on- or off-balance sheet, including those arising under any Contract, Law, statute, ordinance, regulation, rule, code, common law or other requirement or rule enacted or promulgated by any Governmental Entity or any litigation, court action or proceeding, lawsuit, originating applications to an employment tribunal, or binding arbitration.

“Lien” means any lien, pledge, charge, claim, mortgage, security interest, defect in title, preemptive right, community or marital property interest, right of first offer, notice, negotiation or refusal, transfer restriction or other encumbrance.

“Loss” means any claim, action, proceeding, loss, Liability, damage (excluding punitive damages except in the case of a third-party claim), cost, interest, award, judgment, penalty, Tax, expense, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing, in each case, whether arising from a third-party or a direct claim.

“Market Share” means, in respect of Generic Products of an Earnout Product in a country a calendar year, the total market share (by volume) of all Generic Products of such Earnout Product in such country in such calendar year, calculated by dividing aggregate unit sales of all Generic Products of such Earnout Product in such country in that calendar year by aggregate unit sales of such Earnout Product and all Generic Products of such Earnout Product in that country in such calendar year, with unit sales of Generic Products to be as reported by IQVIA or any successor to it.

“Marks” means all United States and foreign trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.

“Material Adverse Effect” means any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, condition, change, development, event or effect, is, or would be reasonably likely to be, adverse in any material respect to SASS’s assets (whether tangible or intangible) or Liabilities, or capitalization of SASS, when viewed on a short, medium or long term horizon but in each case shall not include the effect of facts, conditions, changes, developments, events or effects to the extent resulting from (a) conditions affecting the pharmaceutical industry generally, (b) war, terrorism or hostilities, (c) any changes in general economic or business conditions or the financial or securities markets generally, (d) any acts of God, or natural disasters or any worsening thereof or (e) taking or not taking any actions approved by the Board of SASS; provided, that in the case of clauses (a), (b), (c), and (d), such fact, condition, change, development, event or effect does not have any disproportionate or unique material adverse effect on SASS.

“Member” means Apnimed or Shionogi, as the context requires.

“Milestone Payment” means $50,000,000.00.

“Net Sales” means, with respect to an Earnout Product, the aggregate gross amount invoiced by the Earnout Parties for sales of such Earnout Product to a Third Party in bona fide arm’s length transactions or, where the sale is not at arm’s length, the amount that would have been so invoiced if it had been at arm’s length, less the following deductions to the extent actually allowed and specifically allocated to the sale of such Earnout Product by the Earnout Parties using the U.S. generally accepted accounting principles, IFRS, or such other generally accepted accounting standards as the applicable Earnout Party uses for its financial reporting obligations, in each case, as consistently applied by such Earnout Party:

(a)
chargebacks and rebates (or the equivalent thereof) granted to customers including public or private health care organizations, third party payor, pharmacy benefit managers and federal, state/provincial, local and other governments;
(b)
sales and excise taxes and any other governmental charges imposed upon the production, importation, use or sale of that Earnout Product to the extent such taxes are not (i) income taxes or (ii) later refunded or recovered;
(c)
customary trade, quantity and cash discounts actually granted (to the extent not already reflected on an invoice) including patient couponing; and allowances or credits actually granted for rejection or return of Earnout Product units (including in respect of recalls) or for retroactive price reductions;
(d)
freight, postage, shipping and insurance charges actually allowed or paid for delivery of such Earnout Product;
(e)
any inventory management fees or similar fees based on or reasonably allocable to the sale of such Earnout Product; and
(f)
amounts written off as uncollectible (such amounts will be added back to the Net Sales when and if actually collected),

provided that (i) such deductions do not exceed reasonable and customary amounts in the markets in which such sales occurred, and (ii) the deduction of items referred to in (d) and (e) above shall in total not exceed [***] used in the calculation of Net Sales. For the avoidance of doubt, the calculation of Net Sales shall only include the first sale of an Earnout Product unit by an Earnout Party to a Third Party which is not an Earnout Party. The calculation of Net Sales shall not include the sale or disposal of Earnout Product units between Earnout Parties. Net Sales will also not include transfers to Third Parties in connection with any study in which human subjects or patients are dosed with a drug candidate or drug pursuant to a prospectively defined clinical study protocol or other research purposes, promotional or advertising purposes, charitable donations or so-called “treatment IND sales”.

“NDA” means a New Drug Application (as more fully described in U.S. 21 C.F.R. Parts 314.50 et seq. or its successor regulation) submitted to the FDA to obtain marketing approval for a product in the United States.

“Other Earnout Product” means any drug product, other than a Sulthiame Product, that contains any Relevant Compound as the sole active pharmaceutical ingredient, or any combination of any Relevant Compound and one or more additional active pharmaceutical ingredients.

“Patents” means: (a) pending patent applications, including all provisionals, non-provisionals, international patent applications filed under the Patent Cooperation Treaty (PCT) and any foreign equivalents to any of the foregoing; (b) issued or granted patents, utility models and designs anywhere in the world; (c) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (d) extension, renewal or restoration of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a cooperative, a foundation, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Pivotal Clinical Trial” means a human clinical study in any country that is prospectively designed to generate data intended to ascertain the efficacy and safety of a product for the purpose of enabling the preparation and submission of applications for a marketing authorization and satisfy the requirements of 21 C.F.R. § 312.21(c) in the United States or an equivalent clinical study prescribed by a applicable Law or a Regulatory Authority from another country, from time to time, pursuant to applicable Law.

“Proceeding” means any action, arbitration, audit, hearing, investigation, inquiry, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity, mediator or arbitrator.

“Purchase Price” means, collectively, the Closing Consideration, the Milestone Payment and the Earnout Payments.

“Regulatory Authority” means, in respect of a product in any particular country or jurisdiction, any applicable Governmental Entity possessing the authority to grant Regulatory Approvals for such product in such country or jurisdiction.

“Regulatory Approval” means registrations, certifications, rights, licenses or other approvals necessary for the manufacturing, testing, marketing or sale of pharmaceutical products in any country.

“Relevant Compound” means: (a) Sulthiame (delivered as a monotherapy or in combination with one or more other active pharmaceutical ingredients); (b) any P2X3 antagonist (delivered as a monotherapy or in combination with one or more other active pharmaceutical ingredients), including Sivopixant; (c) any carbonic anhydrase inhibitor delivered in combination with any selective norepinephrine reuptake inhibitor; or (d) any 5-HT2A antagonist (delivered as a monotherapy or in combination with any carbonic anhydrase inhibitor or any selective norepinephrine reuptake inhibitor).

“Representatives” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor or legal counsel of that Person.

“Shionogi’s Fundamental Representations” means the representations and warranties set forth in Sections 6.1 (Organization; Authority and Enforceability) and 6.2 (No Conflict).

“Shionogi Indemnified Parties” means (a) Shionogi, its Affiliates and their respective officers, directors, employees, agents and representatives and (b) SASS.

“SASS-002” means an oral formulation of Sulthiame delivered as a monotherapy.

“Sivopixant” means the compound known internally at Shionogi as NCE 918, the chemical structure of which is shown below, and any salt, free acid/base, solvate, hydrate, isomer, polymorphic form, pro-drug or metabolite thereof:

“Sleep Disorders” means obstructive sleep apnea syndrome, obesity hypoventilation syndrome and other sleep disorders in humans.

“SNRI/CAI Relevant IP” has the meaning set forth in the Joint Ownership Agreement at the Agreement Effective Date.

“Sulthiame” means the chemical substance “sulthiame” (synonymous sultiame or sultiam or sulthiam) with the Chemical Abstracts Service number 61-56-3 and any salt, free acid/base, solvate, hydrate, isomer, polymorphic form, pro-drug or metabolite thereof.

“Sulthiame Product” means any drug product that contains Sulthiame as the sole active pharmaceutical ingredient, including SASS-002, or any combination of Sulthiame and one or more additional active pharmaceutical ingredients.

“Sulthiame Assigned IP” has the meaning set forth in the Joint Ownership Agreement at the Agreement Effective Date.

“Sulthiame Licensed IP” has the meaning set forth in the Joint Ownership Agreement at the Agreement Effective Date.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), fees, impositions of any kind whatsoever in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, gains, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, environmental, employment, unemployment, social security, excise and property taxes, together with all interest, penalties, and additions imposed with respect to such amounts.

“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any information returns, amendments, schedules or supplements of any of the foregoing.

“Third Party” means with respect to (a) Shionogi or SASS, any Person other than an Earnout Party and (b) Apnimed, any Person who is not an Affiliate of Apnimed.

“Transactions” means the JV Buyout and the other transactions contemplated hereby or by any Ancillary Agreement.

“Valid Claim” means with respect to a particular country, a claim in any (a) unexpired and issued Patent (or any Patent term extension or supplementary protection certificate thereof) that has not irretrievably lapsed or been abandoned, disclaimed, permanently revoked, dedicated to the public or held invalid, unenforceable or not patentable by a final non-appealable decision of a court of competent jurisdiction or Governmental Entity, or (b) pending Patent application that has been pending for no more than seven (7) calendar years from the earliest priority date; provided that, if a claim ceases to be a Valid Claim by reason of foregoing subclause (b), then such claim will again be deemed a Valid Claim in the event such claim subsequently issues on such Patent application prior to the end of the Royalty Term in such country or region as of the date of issuance.

ARTICLE II

PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale.

(a) Purchase and Sale of the Purchased Assets. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in Article VIII, at the Closing, Apnimed shall sell, assign, transfer, convey and deliver to Shionogi, and Shionogi will purchase and acquire from Apnimed, all of Apnimed’s right, title and interest in and to each of the following assets (collectively, the “Purchased Assets”), free and clear of any and all Liens (such transactions collectively being the “JV Buyout”):

(i) all of Apnimed’s Membership Interest (as defined in the LLC Agreement);

(ii) subject to Section 2.2, the Desitin APA;

(iii) the Sulthiame Assigned IP;

(iv) the Sulthiame Licensed IP (which sale and purchase occurs by virtue of the sale and purchase of the Desitin APA);

(v) the SNRI/CAI Relevant IP (together with the Sulthiame Assigned IP and the Sulthiame Licensed IP, the “Transferred Intellectual Property”);

(vi) the IP Files;

(vii) all causes of action, lawsuits, judgments, claims, counterclaims and demands of any nature available to Apnimed or any of its Affiliates under any and all of the Desitin APA; and

(viii) all goodwill associated with the Purchased Assets.

(b) Excluded Assets. For the avoidance doubt, Apnimed retains as of the Agreement Effective Date, and from and after the Agreement Effective Date, will continue to retain all right, title and interest in and to any asset that is not within the Purchased Assets (collectively, the “Excluded Assets”), including the following:

(i) all cash, cash equivalents and securities of Apnimed;

(ii) all bank accounts, deposit accounts, investment accounts and similar accounts of Apnimed;

(iii) all of Apnimed’s rights under any Contract that is not the Desitin APA;

(iv) all of Apnimed’s rights to any Intellectual Property that is not Transferred Intellectual Property; and

(v) all rights of Apnimed under this Agreement.

(c) For the avoidance of doubt, (i) the assets held by SASS as of the date hereof, including the approximate cash amount of [***] shall not be distributed to the Members in connection with the transactions contemplated hereby and, without prejudice to Section 9.1, shall remain with SASS, and (ii) in no event shall Apnimed have any claim upon or right to such assets from and after the Closing.

2.2 Desitin APA. If Desitin and/or Cereus has not executed and delivered the Novation Agreement at the Closing, then Apnimed shall not be in breach of this Agreement, and the provisions of this Section 2.2 will apply. If Desitin and Cereus have executed and delivered the Novation Agreement at or prior to the Closing, none of the provisions of this Section 2.2 will apply.

(a) Subject to Section 2.2(d), Shionogi shall be entitled to all claims, rights and benefits of Apnimed under the Desitin APA and this agreement shall constitute an assignment of such claims, rights and benefits to Shionogi with effect from the Closing.

(b) On and from the Closing, subject to Section 2.2(c), Shionogi shall, as Apnimed’s sub-contractor, carry out, perform, complete and pay (in each case, as applicable) the obligations of Apnimed under the Desitin APA. Shionogi shall indemnify Apnimed against all costs suffered or incurred in respect of any failure on the part of Shionogi to carry out, perform, complete and pay (in each case, as applicable) the obligations of Apnimed under the Desitin APA.

(c) Nothing in Section 2.2(b) requires Shionogi to perform any obligation falling due for performance or which should have been performed before Closing, or makes Shionogi liable for any act, neglect, default or omission in respect of the Desitin APA prior to the Closing. Apnimed shall indemnify Shionogi against all costs suffered or incurred in respect of any act or omission on the part of Apnimed in relation to the Desitin APA on or before Closing.

(d) To the extent the Desitin APA cannot be assigned for any reason:

(i) with effect from the Closing, this Agreement will not constitute an assignment of the claims, rights and benefits of Apnimed under the Desitin APA until such time as such claims, rights and benefits are assignable;

(ii) with effect from the Closing, Apnimed hereby grants Shionogi an exclusive, worldwide, royalty free, fully paid up, sublicensable, perpetual, irrevocable (except as set out in the Desitin APA) sublicense under the Sulthiame Licensed IP to develop, manufacture and commercialize Products (as defined in the Desitin APA) solely in the Field (as defined in the Desitin APA); provided that Shionogi shall perform the obligations of Apnimed under the Desitin APA;

(iii) Apnimed shall hold all claims, rights and benefits of Apnimed under the Desitin APA for the benefit of Shionogi absolutely and account for and pay or deliver to Shionogi any money, goods or other benefits that Apnimed receives pursuant to such claims, rights and benefits under the Desitin APA; and

(iv) Apnimed shall give reasonable assistance to Shionogi at Shionogi’s expense and reasonable request to enforce the rights of Apnimed under the Desitin APA.

2.3 Payments for the Purchased Assets.

(a) Closing Consideration. In partial consideration for the transfer of the Purchased Assets as set forth in Section 2.1(a), within ten (10) Business Days after the Closing Date, Shionogi shall pay to Apnimed an amount equal to the Closing Consideration by wire transfer of immediately available funds pursuant to instructions provided by Apnimed prior to the Closing Date.

(b) Milestone Payment. In partial consideration for the transfer of the Purchased Assets as set forth in Section 2.1(a), within ten (10) days after the earlier of the date on which (i) [***] and (ii) [***] (the first to occur of (i) and (ii) being the “Milestone”)], Shionogi shall notify Apnimed of achievement of the Milestone. Following achievement of the Milestone and whether or not Shionogi notifies Apnimed of the achievement the Milestone as required by this Section 2.3(b), Apnimed shall invoice Shionogi for an amount an equal to the Milestone Payment (which invoice shall include Apnimed’s wire transfer instructions), and Shionogi shall pay Apnimed an amount equal to the Milestone Payment within ten (10) Business Days after receipt of such invoice. For the avoidance of doubt, the Milestone Payment will be payable only once, and the total amount payable under this Section 2.3(b) is USD 50,000,000.

(c) Earnout Payments.

(i) In partial consideration for the transfer of the Purchased Assets as set forth in Section 2.1(a), on an Earnout Product-by-Earnout Product and country-by-country basis, for each Earnout Product, Shionogi shall pay Apnimed an amount equal to the applicable Earnout Rate of the Net Sales of such Earnout Product in each country for the Earnout Term for such Earnout Product in such country (each, an “Earnout Payment”) in accordance with this Section 2.3(c).

(ii) On an Earnout Product-by-Earnout Product and country-by-country basis, the Earnout Rate will be reduced as follows:

(A) if a Generic Product for such Earnout Product is launched in such country in a given calendar quarter, for such calendar quarter and thereafter, the Earnout Rate for such Earnout Product in such country will be reduced by [***];

(B) if Generic Products (in aggregate) for such Earnout Product in such country have a Market Share equal to or greater than [***] in a given calendar year, for such calendar year and thereafter, the Earnout Rate will be reduced by [***]; and

(C) if Generic Products (in aggregate) for such Earnout Product in such country have a Market Share equal to or greater than [***] in a given calendar year, for such calendar year and thereafter, the Earnout Rate will be reduced by [***].

(iii) If an Earnout Party intends to commercialize any Combination Earnout Products, Shionogi shall notify Apnimed and Shionogi, and Apnimed shall discuss and agree, each acting reasonably and in good faith, a percentage of Net Sales of such Combination Earnout Product that represents the fair market value attributable to the Relevant Compound(s) in that Combination Earnout Product and the Earnout Patent(s) covering such Combination Earnout Product when compared with the fair market value of the Earnout Product (inclusive of all compounds included in such Earnout Product) (“Allocated Net Sales”).

(iv) If Shionogi and Apnimed are unable to agree the applicable Allocated Net Sales in respect of any Combination Earnout Product prior to the anticipated First Commercial Sale of that Combination Earnout Product (“Allocation Dispute”), Shionogi and Apnimed shall refer the Allocation Dispute to a suitably qualified professional of international reputation and standing, with appropriate experience in the life sciences sector (the “Expert”). Shionogi and Apnimed shall have [***] to agree on the appointment of that Expert following the date on which either Shionogi or Apnimed notifies the other that the Allocation Dispute is to be referred to expert determination. If Shionogi and Apnimed are unable to select an Expert within those [***], that Expert shall be appointed by the Academy of Experts on the application of either Party.

(v) Within [***] after the appointment of the Expert, Shionogi and Apnimed shall each submit to the Expert (and simultaneously to the other) a written submission setting out what it considers to be Allocated Net Sales, together with any relevant evidence in support of such view (the “Proposals”).

(vi) Shionogi and Apnimed and the Expert shall meet (either in person or by teleconference) within [***] after they have submitted their final Proposals, at which time each of Shionogi and Apnimed shall argue in support of its Proposal, and the Expert shall have the time necessary to ask any questions of the Parties. Within [***] after that meeting, the Expert shall make a determination as to which of the proposals best represents the Allocated Net Sales. The Expert shall select one of the Proposals as their determination, and shall not have the authority to render any substantive decision other than to so select the position of Shionogi or Apnimed as set forth in their respective Proposal.

(vii) The Expert shall act as an expert in making its determination which shall, in the absence of manifest error, be final and binding on the Parties, and the Expert shall have the power in its discretion to resolve any procedural issues relating to the determination of the Allocation Dispute that are not covered in this Agreement. The proceedings relating to the Expert determination (including the Proposals and any rebuttals) shall be in English. Each Party shall each be responsible for its own costs in connection with the determination of the Allocation Dispute pursuant to Sections 2.3(c)(iv) to 2.3(c)(vii). The fees and expenses of the Expert shall be borne equally between Shionogi and Apnimed.

(viii) From and after the First Commercial Sale of a given Earnout Product in any country, Shionogi shall deliver to Apnimed, within [***] after the end of each calendar quarter, a reasonably detailed written statement of the Net Sales of such Earnout Product earned during such calendar quarter including the amount of each element of Net Sales used in calculating Net Sales for such Earnout Product for such calendar quarter including, on a country-by-country basis, the number of such Earnout Products sold, the gross sales of such Earnout Products, the Earnout Payment payable, the method used to calculate the Earnout Payment, and the exchange rates used (each, a “Quarterly Statement”).

(ix) Following receipt of a Quarterly Statement, Apnimed shall invoice Shionogi for the amount due. Shionogi shall pay the Earnout Payments due in respect of any given calendar quarter within [***] after receipt of such invoice by wire transfer of immediately available funds pursuant to written instructions provided by Apnimed from time to time. Net Sales booked in a currency other than Dollars shall be converted into Dollars using the applicable ‘TTM’ rate on the invoice date as published by the Sumitomo Mitsui Banking Corporation.

(x) Together with delivery of the final Quarterly Statement for each calendar year, Shionogi shall promptly notify Apnimed of any reductions required to be made to the Earnout Payments for the previous calendar quarters in that calendar year as a result of Sections 2.3(c)(ii)(B) or 2.3(c)(ii)(C) and the amount overpaid by Shionogi as a result of that change, together with an invoice for that amount and a copy of its calculations. Within thirty (30) calendar days after receipt of such invoice, Apnimed shall pay such amount by wire transfer of immediately available funds pursuant to written instructions provided by Shionogi from time to time.

(xi) Apnimed acknowledges and agrees that neither Shionogi nor SASS has provided an estimate or projection of anticipated sales of any Earnout Product.

(d) Withholding. Shionogi (or any of its agents or Affiliates, as the case may be) shall be entitled to deduct and withhold from any payment pursuant to this Agreement such amounts as are required to be deducted or withheld under the Code or any other applicable Tax Law. To the extent amounts are so withheld and duly paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom the withholding was made. Shionogi and SASS shall (i) provide Apnimed with a written notice of an intention to deduct or withhold (including a reasonable explanation of the basis for any such deduction or withholding) in respect of any portion of the Closing Consideration no later than March 27, 2026, provided that if it is determined that any such deduction or withholding would be required as a result of a change in Law after March 27, 2026, Shionogi and SASS shall provide notice to Apnimed of the amounts subject to withholding as soon as practicable prior to the Closing Date, and (ii) shall endeavor in good faith to provide Apnimed with a written notice of an intention to deduct or withhold (including a reasonable explanation of the basis for any such deduction or withholding) in respect of any portion of the Milestone Payment or any Earnout Payment at least [***] prior to any such deduction or withholding. In each case, Shionogi and SASS shall use commercially reasonable efforts to minimize any such deduction or withholding. As of the Agreement Effective Date, Shionogi is not aware of any requirement to deduct or withhold Taxes in respect of any portion of the Closing Consideration.

(e) Late Payment. Interest shall accrue and be payable by Shionogi on overdue payments of the Milestone Payment and Earnout Payments at the rate of [***] per month from the due date until the date paid in full.

(f) Books and Records; Audits.

(i) Shionogi and SASS shall, and shall cause all Earnout Parties to, maintain books of record and account, with respect to Net Sales of each Earnout Product in reasonably sufficient detail and in accordance with the U.S. generally accepted accounting principles, IFRS, or such other generally accepted accounting standards as the applicable Earnout Party uses for its financial reporting obligations.

(ii) Apnimed shall have the right, upon no less than [***] advance written notice and at such reasonable times and intervals and to such reasonable extent as Apnimed may request, not more than [***] during any calendar year, to have the books and records of Shionogi, SASS and all other Earnout Parties maintained pursuant to Section 2.3(f)(i) and only for the preceding [***] reviewed or audited by Apnimed’s advisors, which advisors are reasonably acceptable to Shionogi (the “Auditors”) for the sole purpose of verifying the accuracy of the information contained in the applicable Quarterly Statements, and corresponding Earnout Payments made, under this

Agreement; provided, that no period may be subjected to review or audit more than [***] unless a material and adverse discrepancy is found in any such period, in which case additional reviews or audits of such period may be conducted until no material discrepancies are found. The Auditor’s report shall confirm the accuracy of the Quarterly Statements, or if it cannot so confirm, then a summary of the inaccuracies and other findings that prevent it from so confirming. For the avoidance of doubt, nothing in this Section 2.3(f) shall require Shionogi to provide Apnimed’s advisors any books and records or other documents if such provision would, or could reasonably be expected to, cause a breach of applicable law or breach any attorney-client privilege.

(iii) The results of any such review or audit shall be delivered in writing to Shionogi and SASS and shall be final and binding upon the Parties, unless disputed by a Party within [***] of delivery. If Shionogi has underpaid an amount due under this Agreement resulting in a cumulative discrepancy of amounts incurred during any year of more than [***], Shionogi shall also reimburse Apnimed for the reasonable, out-of-pocket costs and expenses of such audit (with the cost and expense of the audit to be paid by Apnimed in all other cases). Apnimed shall (and shall cause its accountants or other advisors) to enter into a reasonably acceptable confidentiality agreement with Shionogi and SASS that obligates Apnimed to retain all such financial information in confidence pursuant to terms no less stringent than those set forth in Article VIII.

(iv) If any examination or audit of the books and records described above discloses (A) an underpayment of amounts due hereunder, then Shionogi shall pay Apnimed any such amounts, or (B) that Apnimed received an overpayment, then Apnimed shall refund such overpayment to Shionogi, in each case, within [***] after receipt of the written results of such audit.

(g) Tax Treatment of Deferred Payments. Any Milestone Payment or Earnout Payment paid pursuant to this Article II shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law (including as a result of being recharacterized as imputed interest).

ARTICLE III

THE CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions to Closing set forth in Article VIII (other than those conditions which, by their terms, are intended to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions), the closing of the JV Buyout (the “Closing”) shall take place on April 6, 2026. The Closing shall take place remotely via the exchange of documents and signature pages or at such location as Apnimed and Shionogi agree. Notwithstanding the foregoing, if any condition set forth in Article VIII has not been satisfied or waived by April 6, 2026, the Closing shall occur no later than the second Business Day following the satisfaction or waiver of all such conditions (other than those conditions which, by their terms, are intended to be satisfied at the Closing), but not beyond the Outside Date (as defined in Section 10.1(b)). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

3.2 Closing Deliveries.

(a) Closing Deliveries of Apnimed. At the Closing, Apnimed shall deliver or cause to be delivered to Shionogi or SASS, as applicable:

(i) subject to Section 2.2, a duly executed counterpart of the novation agreement substantially in the form of Exhibit 3.2(a)(i) (the “Novation Agreement”);

(ii) a duly executed counterpart of the IP assignment agreement substantially in the form of Exhibit 3.2(a)(ii) (the “IP Assignment Agreement”);

(iii) a duly executed counterpart to the amended and restated atomoxetine agreement between Apnimed and Shionogi that amends and restates the Joint Ownership Agreement in the form of Exhibit 3.2(a)(iii) (the “Amended Atomoxetine Agreement”);

(iv) a duly executed counterpart to the SNRI/CAI contribution termination agreement in substantially the form of Exhibit 3.2(a)(iv) (the “SNRI/CAI Contribution Termination Agreement”);

(v) a duly executed counterpart to the amended and restated Apnimed license agreement between Apnimed and SASS entered into on November 1, 2023 (the “Apnimed License Agreement”), in substantially the form of Exhibit 3.2(a)(v) (the “Amended Apnimed License Agreement”);

(vi) a duly executed counterpart to the amended and restated master services agreement between Apnimed and SASS entered into on November 1, 2023 (the “Apnimed MSA”), in substantially the form of Exhibit 2.1(a)(vii) (the “Amended Apnimed MSA”);

(vii) a duly executed counterpart to a new work order issued under the Apnimed MSA, in substantially the form of Exhibit 3.2(a)(vii) (the “Work Order”);

(viii) a duly executed instrument of transfer for all of Apnimed’s Membership Interest substantially in the form of Exhibit 3.2(a)(viii) (the “Membership Interest Transfer Document”);

(ix) a duly executed counterpart of the ROFN Termination Agreement substantially in the form of Exhibit 3.2(a)(ix) (the “ROFN Termination Agreement” and together with the Novation Agreement, the IP Assignment Agreement, SNRI/CAI Contribution Termination Agreement the Amended Atomoxetine Agreement, the Amended Apnimed License Agreement, the Amended Apnimed MSA, the Work Order and the Membership Interest Transfer Document, the “Ancillary Agreements”);

(x) a duly executed IRS Form W-9; and

(xi) an executed Resignation Letter in substantially the form of Exhibit 3.2(a)(xi), effective as of the Closing, from each manager of SASS appointed by Apnimed.

(b) Closing Deliveries of Shionogi. At the Closing Shionogi shall deliver or caused to be delivered to Apnimed or SASS, as applicable, an executed counterpart of each Ancillary Agreement to which Shionogi is a party.

(c) Closing Deliveries of SASS. At the Closing, SASS shall deliver or caused to be delivered to Apnimed or Shionogi, as applicable, an executed counterpart of each Ancillary Agreement to which SASS is a party.

ARTICLE IV

APNIMED’S REPRESENTATIONS AND WARRANTIES AS TO SASS

Apnimed represents and warrants to Shionogi as of the Agreement Effective Date and the Closing Date, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and subsection numbers or disclosed in any other section or subsection of the disclosure schedule, subject to Section 14.15) supplied to Shionogi (the “Disclosure Schedule”) concurrently with the execution of this Agreement:

4.1 No Undisclosed Liabilities, No Material Adverse Effect.

(a) To the Knowledge of Apnimed, SASS has no Liabilities of any type, whether or not accrued, absolute, contingent, matured, unmatured, known or unknown, on- or off-balance sheet, except for those which have arisen in the ordinary course of business consistent with the practices of SASS since inception.

(b) To the Knowledge of Apnimed, there has not occurred any Material Adverse Effect.

4.2 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(iii) “Infringement” or “Infringe” means an assertion that a given item (whether tangible or not) infringes, misappropriates, dilutes, unfairly competes with, constitutes unauthorized use of or otherwise violates the Intellectual Property of any Person.

(iv) “SASS Intellectual Property” means any and all Intellectual Property that is owned, purported to be owned (in each case whether owned singularly or jointly with any other Person), licensed to, filed by, or held in the name of SASS.

(b) No Infringement. To the Knowledge of Apnimed, the operation of the business of SASS as currently conducted and as it has been conducted since SASS’s inception is not Infringing and has not Infringed any Intellectual Property of any Person. Apnimed has not received, and to the Knowledge of Apnimed, SASS has not received, written notice from any Person claiming that such operation or any activity of SASS Infringes any Intellectual Property of any Person. To the Knowledge of Apnimed, no SASS Intellectual Property is subject to any Proceeding or Judgment that restricts in any manner the use, provision, transfer, assignment or licensing thereof by SASS.

(c) Foreground IP and Product IP. Apnimed has not granted any rights, or purported to grant any rights to, any Foreground IP (as defined in the LLC Agreement) or Product IP (as defined in the Apnimed MSA) to any Person other than SASS.

4.3 Contracts.

(a) Each Contract about which Apnimed has Knowledge and entered into by SASS, other than Contracts between Shionogi or any of its Affiliate and SASS, is listed in Section 4.3(a) of the Disclosure Schedule (each, a “SASS Contract”). Apnimed has made copies of the SASS Contracts in its possession or control available to Shionogi.

(b) To the Knowledge of Apnimed, (i) each SASS Contract is a valid and binding agreement enforceable against SASS and its respective counterparty in accordance with its terms, (ii) there are no presently existing facts or circumstances that would give SASS or any respective counterparty the right to validly assert that any such Contract is invalid, not binding or unenforceable against SASS or its respective counterparty, (iii) SASS is in compliance in all material respects with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the material terms or conditions of any Contract, (iv) there are no presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would constitute such a material breach, violation or default by SASS or any such other party, (v) SASS has performed in all material respects all obligations required to have been performed by SASS pursuant to each Contract, and (vi) neither Apnimed nor SASS has received any notice challenging the validity, enforceability or interpretation of any provision of any Contract.

(c) To the Knowledge of Apnimed, (i) the Desitin APA is a valid and binding agreement enforceable against Apnimed and its counterparties in accordance with its terms, and (ii) there are no presently existing facts or circumstances that would give Apnimed or any counterparty the right to validly assert that the Desitin APA is invalid, not binding or unenforceable against Apnimed or its respective counterparty. Apnimed is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under the Desitin APA. To the Knowledge of Apnimed, there are no presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would constitute such a breach, violation or default by Apnimed or any counterparty. Apnimed has materially performed all obligations required to have been performed by Apnimed pursuant to the Desitin APA. Apnimed has not received any notice challenging the validity, enforceability or interpretation of any provision of the Desitin APA or any notice of termination.

4.4 Litigation. There is, and there has been, no Proceeding of any nature pending, or to the Knowledge of Apnimed, threatened, against SASS, its properties or assets (tangible or intangible) or any of SASS’s managers (in their capacities as such), nor, to the Knowledge of Apnimed, are there any presently existing facts or circumstances that would constitute a reasonable basis therefor. There are no outstanding governmental orders and no unsatisfied Judgments against or affecting SASS or any of its properties or assets.

4.5 Compliance with Laws. To the Knowledge of Apnimed, SASS is conducting, and has conducted since inception, its business in compliance in all material respects with all Laws. Since the inception of SASS, neither Apnimed nor SASS has received written notice of material violation of any such foreign, federal, state or local laws, statutes, rules, regulations, executive orders, decrees, injunctions, orders applicable to SASS or its operations.

4.6 Bank Accounts. Section 4.6 of the Disclosure Schedule lists the names, account numbers, authorized signatories and locations of all banks and other financial institutions at which, to Apnimed’s Knowledge, SASS has an account or safe deposit box and the name of each Person authorized to draft on or have access to any such account or safe deposit box.

4.7 Exclusivity of Representations. Except for the representations and warranties expressly set forth in Article IV or Article V of this Agreement (as modified by the Disclosure Schedule): (a) Apnimed makes no, and has not made, any representation or warranty relating to SASS, Apnimed or any of their respective businesses or operations or otherwise in connection with this Agreement or the Transactions; and (b) no Person has been authorized by Apnimed to make any representation or warranty relating to SASS, Apnimed or any of their businesses or operations or otherwise in connection with this Agreement or the Transactions, and, if made, such representation or warranty must not be relied upon by Shionogi, SASS or any of their respective Affiliates or the representatives of any of the foregoing as having been authorized by Apnimed (or any other Person); and (c) no information included in any data room (electronic or otherwise) or otherwise provided to Shionogi, SASS or its Affiliates or representatives (whether orally or in writing), or any other document, information or projection in any form provided to Shionogi or its Affiliates or representatives in connection with the Transactions shall deemed to be or include representations or warranties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF APNIMED

Apnimed hereby represents and warrants to Shionogi as of the Agreement Effective Date and the Closing Date, subject to such exceptions as are specifically disclosed in the Disclosure Schedule:

5.1 Organization; Authority and Enforceability.

(a) Apnimed is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(b) Apnimed has all requisite corporate power and authority to enter into this Agreement and any Ancillary Agreements to which it is a party and to consummate the Transactions. The execution and delivery by Apnimed of this Agreement and any Ancillary Agreements to which it is a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Apnimed. This Agreement and any Ancillary Agreements to which Apnimed is a party have been duly and validly authorized, executed and delivered by Apnimed and the obligations of Apnimed under this Agreement and such Ancillary Agreements are or will be, upon such execution and delivery (and assuming due authorization, execution and delivery by the other party(ies) hereto and thereto), valid, legally binding and enforceable against Apnimed in accordance with their respective terms, except to the extent enforceability may be limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditor’s rights generally and (b) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

5.2 No Conflict. The execution and delivery by Apnimed of this Agreement and any Ancillary Agreement to which Apnimed is a party, and the consummation of the JV Buyout or any other Transactions, will not conflict with or result in any violation or default under (with or without notice or lapse of time, or both), or give rise to a right of notice or termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under (a) any provision of any organizational documents of Apnimed, (b) any Contract to which Apnimed is a party or by which any of Shionogi’s properties or assets may be bound, or (c) Laws applicable to Apnimed or any of its properties or assets (whether tangible or intangible), except in each case as expressly set forth in this Agreement or the Ancillary Agreements to which Apnimed is a party.

5.3 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by, or with respect to, Apnimed in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which Apnimed is a party, or the consummation of the JV Buyout and the other Transactions.

5.4 Title to Purchased Assets.

(a) Apnimed owns of record and has good and valid title to fifty percent (50%) of the Membership Interests of SASS (“Apnimed’s Membership Interests”), free and clear of all Liens, and at the Closing, will deliver to Shionogi good and valid title to Apnimed’s Membership Interests, free and clear of all Liens. Apnimed is not a party to any option, warrant, purchase right, or other Contract or commitment that could require Apnimed to sell, transfer, or otherwise dispose of Apnimed’s Membership Interest (other than the LLC Agreement and this Agreement). Except as set forth in the LLC Agreement, Apnimed is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Equity Securities of SASS.

(b) Apnimed owns and has good and valid title to the Desitin APA, free and clear of all Liens, and at the Closing, will deliver to Shionogi good and valid title to the Desitin APA.

(c) Apnimed owns a good and valid joint ownership interest in the Sulthiame Assigned IP and the SNRI/CAI Relevant IP with Shionogi as set forth in the Joint Ownership Agreement. Apnimed’s joint ownership interest in the Sulthiame Assigned IP and the SNRI/CAI Relevant IP is free and clear of all Liens.

(d) Apnimed owns valid license rights to the Sulthiame Licensed IP as set forth in the Desitin APA.

(e) Apnimed own and has good and valid title to the other Purchased Assets not mentioned in Sections 5.4(a), 5.4(b), 5.4(c) and 5.4(d), free and clear of all Liens.

5.5 Employment and Benefits.

(a) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event): (i) result in any payment or benefit to any Person who provides services (on an exclusive or non-exclusive basis) to SASS and is employed or engaged by Apnimed or an Affiliate thereof (excluding SASS) as of the Agreement Effective Date (each such service provider, a “SASS Service Provider”); (ii) accelerate the time of payment or vesting or trigger or provide any additional rights, compensation or benefits (including funding of compensation or benefits through a trust or otherwise) to any SASS Service Provider, or increase the amount payable or trigger any other obligation under, any Apnimed Benefit Plan; (iii) result in the loss of a deduction under Section 280G of the Code; (iv) result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code; or (v) entitle any Person to receive any Tax gross-up, indemnity or reimbursement from Apnimed or its Affiliates for any Tax incurred by such Person, including under Section 409A or Section 4999 of the Code.

(b) Neither Apnimed nor any of its Affiliates is or has been in the last three (3) years, a party to, or bound by, any collective bargaining or other agreement with any labor organization with respect to the business of SASS. There has not been, nor, to the Knowledge of Apnimed, has there been any threat of: (i) any strike, slowdown, work stoppage, lockout, picketing, concerted refusal to work overtime, unfair labor practice charge, labor grievance, labor arbitration, lockout or other similar labor activity or dispute or (ii) any union organization, certification or decertification efforts, in each case as it relates to the business of SASS.

(c) Apnimed and its Affiliates are in material compliance with all applicable Laws pertaining to wages, hours, overtime, worker classification, discrimination, and harassment with respect to SASS Service Providers. There are no actions, Proceedings, claims, investigations, or grievances against Apnimed or its Affiliates pending, or to the Knowledge of Apnimed, threatened, relating to the employment or engagement of any SASS Service Provider.

(d) Neither of the Key Service Providers has given notice of resignation or otherwise indicated an intention to terminate his or her employment with Apnimed or its Affiliates.

5.6 Legal Proceedings. There is no Proceeding of any nature pending, or, to the knowledge of Apnimed, threatened, against Apnimed or SASS that seeks to restrain or enjoin the consummation of the Transactions. There are no outstanding governmental orders and no unsatisfied Judgments against or affecting any of the Purchased Assets.

5.7 Exclusivity of Representations. The provisions contained in Section 4.7 are hereby incorporated by reference into this Article V.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SHIONOGI

Shionogi hereby represents and warrants to Apnimed as of the Agreement Effective Date and the Closing Date:

6.1 Organization; Authority and Enforceability.

(a) Shionogi is a company duly organized, validly existing and in good standing under the laws of Japan and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(b) Shionogi has all requisite power and authority to enter into this Agreement and any Ancillary Agreements to which it is a party and to consummate the Transactions. The execution and delivery by Shionogi of this Agreement and any Ancillary Agreements to which it is a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Shionogi. This Agreement and any Ancillary Agreements to which Shionogi is a party have been duly and validly authorized, executed and delivered by Shionogi and the obligations of Shionogi hereunder and thereunder are or will be, upon such execution and delivery (and assuming due authorization, execution and delivery by the other Parties and thereto), valid, legally binding and enforceable against Shionogi in accordance with their respective terms, except to the extent enforceability may be limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditor’s rights generally, and (b) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

6.2 No Conflict. The execution and delivery by Shionogi of this Agreement and any Ancillary Agreement to which Shionogi is a party, and the consummation of the JV Buyout or any other Transactions, will not conflict with or result in any violation or default under (with or without notice or lapse of time, or both), or give rise to a right of notice or termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under (a) any provision of any organizational documents of Shionogi, (b) any Contract to which Shionogi is a party or by which any of Shionogi’s properties or assets may be bound, or (c) Laws applicable to Shionogi or any of its properties or assets (whether tangible or intangible), except in each case as expressly set forth in this Agreement or the Ancillary Agreements to which Shionogi is a party.

6.3 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by, or with respect to, Shionogi in connection with the execution and delivery of this Agreement and the Ancillary Agreement to which Shionogi is a party or the consummation of the JV Buyout and the other Transactions.

6.4 Legal Proceedings. There is no Proceeding of any nature pending, or, to the Knowledge of Shionogi, threatened, against Shionogi or SASS that seeks to restrain or enjoin the consummation of the Transactions.

6.5 Non-Reliance. Notwithstanding anything contained in this Agreement to the contrary, Shionogi acknowledges and agrees that Apnimed is not making any representations or warranties whatsoever, express or implied, beyond those expressly set forth in Article IV and Article V of this Agreement (as modified by the Disclosure Schedules), and Shionogi is entering into and consummating the Agreement and Transactions in reliance solely upon and subject only to the specific representations and warranties set forth in Article IV and Article V of this Agreement (as modified by the Disclosure Schedules).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF SASS

SASS hereby represents and warrants to Apnimed and Shionogi as of the Agreement Effective Date and the Closing Date:

7.1 Organization; Authority and Enforceability.

(a) SASS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(b) SASS has all requisite power and authority to enter into this Agreement and any Ancillary Agreements to which it is a party and to consummate the Transactions. The execution and delivery by SASS of this Agreement and any Ancillary Agreements to which it is a party and the consummation of the Transactions have been duly and validly authorized by all necessary action on the part of SASS. This Agreement and any Ancillary Agreements to which SASS is a party have been duly and validly authorized, executed and delivered by SASS and the obligations of SASS hereunder and thereunder are or will be, upon such execution and delivery (and assuming due authorization, execution and delivery by the other Parties and thereto), valid, legally binding and enforceable against SASS in accordance with their respective terms, except to the extent enforceability may be limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditor’s rights generally, and (b) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

7.2 No Conflict. The execution and delivery by SASS of this Agreement and any Ancillary Agreement to which SASS is a party, and the consummation of the JV Buyout or any other Transactions, will not conflict with or result in any violation or default under (with or without notice or lapse of time, or both), or give rise to a right of notice or termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under (a) any provision of any organizational documents of SASS, (b) any Contract to which SASS is a party or by which any of SASS’s properties or assets may be bound, or (c) Laws applicable to SASS or any of its properties or assets (whether tangible or intangible), except in each case as expressly set forth in this Agreement or the Ancillary Agreements to which SASS is a party.

7.3 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by, or with respect to, SASS in connection with the execution and delivery of this Agreement and the Ancillary Agreement to which Shionogi is a party or the consummation of the JV Buyout and the other Transactions.

7.2 No Service Providers or Benefit Plans. SASS does not have, and has never had, any employees. SASS is not a party to, and has no Liability under, any employment agreement. SASS does not maintain, sponsor, contribute to, nor is SASS required to contribute to any Employee Benefit Plan, and SASS has no Liability with respect to any such plan.

7.3 Legal Proceedings. There are no Proceedings pending or, to SASS’s knowledge, threatened against SASS, that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

7.4 Non-Reliance. Notwithstanding anything contained in this Agreement to the contrary, SASS acknowledges and agrees that Apnimed is not making any representations or warranties whatsoever, express or implied, beyond those expressly set forth in Article IV and Article V of this Agreement (as modified by the Disclosure Schedules), and SASS is entering into and consummating the Agreement and Transactions in reliance solely upon and subject only to the specific representations and warranties set forth in Articles Article IV and Article V of this Agreement (as modified by the Disclosure Schedules).

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING

8.1 Conditions Precedent of Apnimed and Shionogi. Apnimed’s and Shionogi’s obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a) No Judgment preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and there shall not be any applicable Laws that makes consummation of the transactions contemplated by this Agreement illegal.

(b) There shall not be any Proceeding commenced or pending by a Governmental Entity seeking to prohibit, limit, delay, or otherwise restrain the consummation of this Agreement and/or the transactions contemplated hereby.

8.2 Shionogi’s Conditions Precedent. The obligations of Shionogi to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a) Each of the representations and warranties made by Apnimed in this Agreement (other than Apnimed’s Fundamental Representations) shall be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “material adverse effect” set forth therein) in all material respects at and as of the Agreement Effective Date and at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date). Each of Apnimed’s Fundamental Representations shall be true and correct in all respects at and as of the Agreement Effective Date and as of the Closing Date (or, in each case, if made as of a specified period or date, as of such period or date).

(b) All of the covenants and obligations that Apnimed is required to comply with or to perform hereunder at or prior to the Closing Date shall have been complied with and performed in all material respects.

(c) Apnimed shall have delivered to Shionogi a certificate, dated as of the Closing Date and duly executed by a duly authorized officer of Apnimed, certifying that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

(d) Apnimed shall have delivered to Shionogi all documents and other materials required to be delivered by Apnimed to Shionogi or SASS pursuant to Section 3.2(a).

(e) Each of the representations and warranties made by SASS in this Agreement shall be true and correct in all material respects at and as of the Effective Date and the Closing Date (or, if made as of a specified period or date, as of such period or date), except to the extent that such representations and warranties are qualified by the term “material”, or words of similar import, in which case such representations and warranties (as so written, including the terms “material”, or words of similar import) shall be true and correct in all respects at and as of the Effective Date and the Closing Date (or, if made as of a specified period or date, as of such period or date)

(f) SASS shall have delivered to Shionogi all documents and other materials required to be delivered by SASS to Shionogi pursuant to Section 3.2(c).

8.3 Apnimed’s Conditions Precedent. The obligations of Apnimed to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a) Each of the representations and warranties made by Shionogi in this Agreement shall be true and correct in all material respects at and as of the Effective Date and the Closing Date (or, if made as of a specified period or date, as of such period or date), except to the extent that such representations and warranties are qualified by the term “material”, or words of similar import, in which case such representations and warranties (as so written, including the terms “material”, or words of similar import) shall be true and correct in all respects at and as of the Effective Date and the Closing Date (or, if made as of a specified period or date, as of such period or date).

(b) All of the covenants and obligations that Shionogi is required to comply with or to perform hereunder at or prior to the Closing Date shall have been complied with and performed in all material respects.

(c) Shionogi shall have delivered to Apnimed a certificate, dated the Closing Date and duly executed by a duly authorized officer of Shionogi, certifying that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

(d) Shionogi shall have delivered to Apnimed all documents and other materials required to be delivered by Shionogi to Apnimed pursuant to Section 3.2(b).

(e) Each of the representations and warranties made by SASS in this Agreement shall be true and correct in all material respects at and as of the Effective Date and the Closing Date (or, if made as of a specified period or date, as of such period or date), except to the extent that such representations and warranties are qualified by the term “material”, or words of similar import, in which case such representations and warranties (as so written, including the terms “material”, or words of similar import) shall be true and correct in all respects at and as of the Effective Date and the Closing Date (or, if made as of a specified period or date, as of such period or date)

(f) SASS shall have delivered to Apnimed all documents and other materials required to be delivered by SASS to Apnimed pursuant to Section 3.2(c).

ARTICLE IX

PRE-CLOSING COVENANTS

9.1 Operations of SASS. During the period from the Agreement Effective Date and continuing until the earlier of the termination of this Agreement or the Closing Date (the “Pre-Closing Period”), Shionogi and Apnimed shall each cause SASS to operate in a manner that is consistent with its operations as of the Agreement Effective Date.

9.2 Efforts.

(a) During the Pre-Closing Period, except as otherwise expressly contemplated by this Agreement or with Shionogi’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Apnimed shall not, and shall cause its Affiliates not to, knowingly take or permit any action that, or omit to take any action the absence of which, could reasonably be expected to prevent or materially delay the satisfaction of the conditions set forth in Sections 8.1 and 8.2.

(b) During the Pre-Closing Period, except as otherwise expressly contemplated by this Agreement or with Apnimed’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Shionogi shall not, and shall cause its Affiliates not to, knowingly take or permit any action that, or omit to take any action the absence of which, could reasonably be expected to prevent or materially delay the satisfaction of the conditions set forth in Sections 8.1 and 8.3.

ARTICLE X

TERMINATION

10.1 Termination Prior to Closing. Notwithstanding any contrary provisions of this Agreement, this Agreement and the respective obligations of the Parties to consummate the transactions contemplated by this Agreement may be terminated and abandoned at any time before the Closing only as follows:

(a) upon the mutual written consent of Apnimed and Shionogi;

(b) by either Apnimed or Shionogi, by written notice to the other Party if the Closing has not occurred on or before 11:59 p.m., Eastern Time, on April 10, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose material breach of any provision set forth in this Agreement is the primary cause of the failure of the Closing to occur on or before such date;

(c) by Apnimed or Shionogi, if (i) any Law having the effect referred to in Section 8.1(a) has been enacted, issued, promulgated, enforced or entered or (ii) any Judgment or Proceeding referred to in Sections 8.1(a) or 8.1(b);

(d) by Shionogi, if Shionogi is not in material breach of its obligations under this Agreement and there has been a violation or breach by Apnimed of any of its representations, warranties, covenants or other agreements contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the obligations of Shionogi at the Closing set forth in Section 8.2, and (i) such violation or breach has not been waived by Shionogi, (ii) Shionogi has provided written notice to Apnimed of such violation or breach setting forth the allegations of violation or breach in reasonable detail, and (iii) such violation or breach cannot be or has not been cured by Apnimed within [***] after receiving written notice thereof from Shionogi (provided that in no event shall such [***] extend beyond the Outside Date); or

(e) by Apnimed, if Apnimed is not in material breach of its obligations under this Agreement and there has been a violation or breach by Shionogi of any of its representations, warranties, covenants or other agreements contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the obligations of Apnimed at the Closing set forth in Section 8.3 and (i) such violation or breach has not been waived by Apnimed, (ii) Apnimed has provided written notice to Shionogi of such violation or breach setting forth the allegations of violation or breach in reasonable detail, and (iii) such violation or breach cannot be or has not been cured by Shionogi within [***] after receiving written notice thereof from Apnimed (provided that in no event shall such [***] extend beyond the Outside Date).

10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1: (a) written notice thereof shall forthwith be given to the other Party specifying the provision of this Agreement pursuant to which such termination is made, (b) this Agreement shall forthwith become null and void, except for the provisions of this Section 10.2 and Sections 11.4, Article I and Article XIV, which shall survive any such termination in accordance with their respective terms, and (c) there shall be no liability on the part of Shionogi or Apnimed except for damages resulting from any material breach of this Agreement prior to termination of this Agreement by Shionogi or Apnimed.

ARTICLE XI

POST-CLOSING COVENANTS AND AGREEMENTS

11.1 Non-Competition.

(a) For five (5) years after the Closing Date, or if longer, the maximum term permitted by applicable law, Apnimed shall not, and shall cause its Affiliates to not, anywhere in the world, Exploit any product containing any Relevant Compound in respect of the treatment, prevention or mitigation of Sleep Disorders.

(b) Notwithstanding Section 11.1(a) to the contrary, if Apnimed or any of its Affiliates acquires rights to any product as the result of a merger, acquisition or combination with or of a Third Party (to Apnimed) other than by a Change of Control (each, an “Acquisition Transaction”) and such product is being Exploited and such Exploitation would, but for the provisions of this Section 11.1(b), constitute a breach of Section 11.1(a) (such product, a “Distracting Product”), Apnimed shall, within [***] after the closing of such Acquisition Transaction notify Shionogi in writing of such acquisition and use commercially reasonable efforts to promptly, but in any event within [***], divest its rights (which may be a divestment by way of an exclusive outlicense to a Third Party) to such Distracting Product; provided, however, that Apnimed shall not grant any rights or access in or to any Patents or Information of Apnimed or any of its Affiliates (other than Patents of Information owned or controlled by such Third Party or the Affiliates of such Third Party as of the date immediately prior to such merger, acquisition or combination) in connection with such Distracting Product; provided, further, that if despite Apnimed’s use of commercially reasonable efforts, such Distracting Product has not been divested within such [***], Apnimed shall notify Shionogi in writing that it is ceasing all such Exploitation with respect to the Distracting Product, in which case, within [***] (or such longer period as may be agreed by Apnimed and Shionogi) after the end of such [***], Apnimed and its Affiliates shall cease all such activities, giving due consideration to ethical concerns and requirements under Law.

(c) If there is a Change of Control of Apnimed, the obligations of Section 11.1(a) will not apply to, and will not preclude the Acquirer from Exploiting any program, compound or product of the Acquirer that is being Exploited by the Acquirer prior to the date of such Change of Control that would, but for the provisions of this Section 11.1(c) be subject to Section 11.1(a) (each, an “Acquirer Program”); provided that (a) Apnimed shall ensure that all activities of such Acquirer with respect to each Acquirer Program (i) do not use or incorporate and are not based on (1) any Patents or Information of Apnimed or any of its Affiliates in existence immediately prior to the Change of Control, and (ii) are kept separate from the activities of Apnimed or any of its Affiliates immediately prior to the Change of Control, (b) the Acquirer shall establish reasonable protections to prevent access and sharing by Acquirer of any Confidential Information (as defined in Section 11.3(a)), and (c) no personnel who were employees or consultants of Apnimed or its Affiliates immediately prior to the Change of Control who have had access to Confidential Information shall conduct any activities with respect to an Acquirer Program that would, but for the provisions of this Section 11.1(c), be subject to Section 11.1(a).

11.2 Non-Solicitation of Apnimed’s Employees. For a period of two (2) years after the Closing Date, Shionogi shall not, and shall cause SASS and its other Affiliates not to, directly or indirectly recruit or solicit for employment or consulting services any employee of Apnimed or its Affiliates without the prior written consent of Apnimed. For purposes of this section, “solicit” shall not include (a) circumstances where an employee of Apnimed or its Affiliates initiates contact with Shionogi or its Affiliates seeking employment, or (b) general solicitations of employment not specifically targeted at such employees.

11.3 Confidentiality.

(a) For [***] after the Closing Date, Apnimed shall, and shall cause its Affiliates and its and its Affiliates’ respective Representatives to, keep confidential and not divulge any information (including all budgets, business plans and analyses) concerning SASS, including its assets, business, operations, financial condition and prospects (“Confidential Information”), and use such Confidential Information, in each case only as permitted by this Section 11.1(b) or the Apnimed MSA; provided that nothing herein shall prevent Apnimed from disclosing Confidential Information (i) upon the order or judgment of any court or administrative agency, (ii) upon the request or demand of any Governmental Entity having jurisdiction over Apnimed, (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, or (iv) to Apnimed’s Representatives that in the reasonable judgment of Apnimed need to know such Confidential Information; provided, further, that in the case of clauses (i), (ii) or (iii), Apnimed shall, to the extent legally permissible, notify Shionogi and SASS of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment, when and if available.

(b) The obligations of Section 11.3(a) shall not apply to information that (i) is or becomes generally available to the public other than as a result of a disclosure by Apnimed or any of its Representatives in violation of Section 11.3(a), (ii) is or becomes available to Apnimed or any of its Representatives on a non-confidential basis prior to its disclosure to Apnimed or any of its Representatives, (iii) is or has been independently developed or conceived by Apnimed or any of its Affiliates without use of Confidential Information or (iv) becomes available to

Apnimed or any of its Representatives on a non-confidential basis from a source other than Shionogi, SASS, any other Member or any of their respective representatives; provided that such source is not known by the recipient of the information to be bound by a confidentiality agreement with the disclosing party or any of its representatives.

(c) Apnimed shall inform its Representatives to whom it provides Confidential Information that such information is confidential and instruct them (i) to keep such Confidential Information confidential and (ii) not to disclose Confidential Information to any third party (other than in accordance with the terms of this Agreement or the Apnimed MSA). Apnimed shall be responsible for any breach of this Section 11.3(c) by any of its Representatives to whom the Confidential Information is disclosed.

11.4 Disclosures Concerning this Agreement and the Transactions. The Parties agree to keep confidential and further not (and ensure that their respective Affiliates do not) issue any press releases or public announcements concerning this Agreement, the Purchase Price or that identifies the another Party as Party or the acquiror or seller of the Membership Interests, without the prior written consent of (a) Shionogi, in the case of disclosures by Apnimed or (b) Apnimed in the case of disclosures by Shionogi or SASS, except as may be required by applicable Laws (including the rules and regulations of any stock exchange or trading market on which a Party’s (or its parent entity’s) securities are traded); provided that (i) each Party may disclose the existence or terms of this Agreement to its Representatives on a need-to-know basis and who are bound by confidentiality terms substantially no less stringent than the terms of this Section 11.4, (ii) each Party may disclose the existence or terms of this Agreement to any current or prospective investor in, debt financing source to, or acquiror, licensee or sublicensee of such Party or any of their respective Representatives; provided that such current or prospective investor in, debt financing source to, or acquiror, licensee or sublicensee of such Party and their respective Representatives are bound by confidentiality terms no less stringent than the terms of this Section 11.4 and (iii) the Party intending to disclose such information in order to comply with applicable Laws shall use reasonable efforts to provide (x) Shionogi, in the case of disclosures by Apnimed or (y) Apnimed in the case of disclosures by Shionogi or SASS, with advance notice of such required disclosure, and an opportunity to review and comment on such proposed disclosure (which comments shall be considered in good faith by the disclosing Party).

11.5 Document Retention. For a period of [***] from and after the Closing Date, and to the extent consistent with all applicable Laws, Shionogi and SASS shall make or cause to be made available to Apnimed all books, records and documents of SASS during regular business hours as may be reasonably necessary for the sole purpose of (a) preparing financial statements, (b) preparing tax returns, or (c) defending against any claim; provided, however, that access to such books, records, documents and employees will not materially interfere with the normal operations of SASS and the reasonable out-of-pocket expenses of SASS incurred in connection therewith will be paid by Apnimed.

11.6 Manager and Officer Liability and Indemnification. Within [***] after the Closing Date, SASS shall obtain and maintain in effect an irrevocable “tail” insurance policy(ies) naming SASS’s officers and directors immediately prior to Closing and any past officer or manager of SASS (the “D&O Indemnified Persons”) as direct beneficiaries (with respect to matters existing or occurring prior to the Closing Date) with a coverage period of at least [***] from the Closing Date with respect to directors’ and officers’ liability insurance (the “D&O Insurance”) in an amount and scope of coverage at least as favorable as SASS’s existing D&O Insurance (the “D&O Tail Policy”). The expenses for such D&O Tail Policy shall be borne equally between Shionogi and Apnimed. SASS shall not cancel or change such insurance policies in any respect. Shionogi and SASS agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former officer or manager provided for in the LLC Agreement as in effect immediately prior to the Closing shall continue in full force and effect for a period of [***] from the Closing Date; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period (each, a “D&O Claim”) shall continue until the disposition of such D&O Claim. The obligations under this Section 11.6 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Person (and such Person’s heirs, legatees, successors and assigns) to whom this Section 11.6 applies without the consent of such D&O Indemnified Person (it being expressly agreed that the D&O Indemnified Persons to whom this Section 11.6 applies shall be third party beneficiaries of this Section 11.6 and shall be entitled to enforce the covenants contained herein), and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnified Person may have by contract or otherwise.

11.7 Product Liability Insurance. Promptly after the Agreement Effective Date, Apnimed and Shionogi shall cooperate to seek a waiver from its product liability/clinical trial insurance policy insurer to waive its right to terminate such policy as a result of the change in control of SASS arising from the JV Buyout. If the insurer will not waive such right, then within [***] after the Closing Date, SASS shall obtain and maintain in effect an irrevocable tail insurance policy for SASS’s product liability/clinical trial insurance policy. The expenses for such tail policy shall be borne equally between Shionogi and Apnimed.

11.8 Termination of the LLC Agreement as to Apnimed. Effective as of the Closing, Apnimed is hereby removed as a party to the LLC Agreement for all purposes; provided that the foregoing shall not be construed so as to conflict with Sections 11.7 or 12.1.

11.9 Releases.

(a) Apnimed hereby unconditionally and irrevocably acquits, remises, discharges and forever releases, effective as of the Closing Date, Shionogi, SASS and their respective Affiliates, equityholders, partners, managers, trustees, employees, officers, directors and agents from any and all Liabilities and Losses of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, contract, agreement, arrangement, commitment or undertaking, whether written or oral, to the extent arising on or prior to the Closing; provided, that Liabilities and Losses acquitted, remised, discharged and released pursuant to this Section 11.9(a) shall not include (i) any rights of Apnimed under this Agreement, (ii) rights under the Apnimed License Agreement, (iii) rights to payment of amounts due under the Apnimed MSA, (iv) rights to indemnification under the Apnimed MSA, (v) rights in respect of Infringement of any Intellectual Property owned or controlled by Apnimed, (vi) rights of managers and officers to indemnification, exculpation or contribution under the LLC Agreement or otherwise and (vii) Liabilities or Losses suffered by Apnimed due to fraud or willful misconduct on the part of Shionogi.

(b) Shionogi and SASS hereby unconditionally and irrevocably acquit, remise, discharge and forever release, effective as of the Closing Date, Apnimed and its Affiliates, equityholders, partners, managers, trustees, employees, officers, directors and agents from any and all Liabilities and Losses of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, contract, agreement, arrangement, commitment or undertaking, whether written or oral, to the extent arising on or prior to the Closing; provided, that Liabilities and Losses acquitted, remised, discharged and released pursuant to this Section 11.9(b) shall not include (i) any rights of Shionogi or SASS under this Agreement, (ii) rights under the Apnimed License Agreement, (iii) rights to indemnification under the Apnimed MSA, (iv) rights in respect of Infringement of any Intellectual Property owned or controlled by Shionogi or SASS, (v) rights of managers and officers to indemnification, exculpation or contribution under the LLC Agreement or otherwise and (vi) Liabilities or Losses suffered by Shionogi due to fraud or willful misconduct on the part of Apnimed.

11.10 Non-Disparagement. Each Party agrees that it shall not, directly or indirectly, make, publish, or cause to be made or published, any statement, observation, or opinion, whether written, oral, or in any other form, that disparages, defames, or damages the reputation, goodwill, or standing of any other Party, its affiliates, or any of their respective officers, directors, employees, agents, products, or services. Nothing in this provision shall prohibit any Party from (a) making truthful statements as required by applicable law, regulation, or legal process, including testimony under oath or statements made in connection with any governmental investigation or proceeding, or (b) making truthful statements in the enforcement of such Party’s rights under this Agreement. This obligation shall survive the termination or expiration of this Agreement.

11.11 Transitional License. Effective from the Closing, Apnimed hereby grants to SASS a non-exclusive, non-transferable, royalty-free, fully paid-up license to SASS to use the Apnimed Name in substantially the same manner as the Apnimed Names were used in the 12 months immediately prior to Closing for the sole purpose of continuing to operate the business of SASS while SASS transitions to an alternative name; provided that no goodwill will accrue to SASS in the name Apnimed itself or Apnimed, Inc or any trademark of Apnimed. The license granted in this Section 11.11 will continue in force for six (6) months after the Closing Date. Notwithstanding anything else in this Agreement, at all times after Closing, Shionogi may: (a) retain and use for its internal business purposes only, records and other historical or archived documents containing or referencing the Apnimed Names; and (b) use the Apnimed Names in connection with factually accurate references to the historical relationship between Apnimed, Shionogi and SASS.

11.12 Continuing Contracts. For the avoidance of doubt, all work orders entered into prior to the Closing will remain in full force and effect after the Closing. If any clinical trial being conducted by SASS as of the Closing involves any work product or services provided by Bene Studio under a Bene Studio Agreement, except with Shionogi’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Apnimed shall not terminate the relevant Bene Studio Agreement prior to completion of the relevant clinical trial.

11.13 Further Assurances. Each Member shall from time to time after the Closing Date, at the other Member’s reasonable request and without further consideration, execute and deliver to the other Member such instruments of transfer, conveyance, and assignment as shall be reasonably requested to transfer, convey, and assign the Purchased Assets to Shionogi and otherwise to effect the transactions contemplated by this Agreement.

ARTICLE XII

TAX MATTERS

12.1 LLC Agreement Continued Effect. Sections 5(b) and 6(b) of the LLC Agreement (as in effect immediately prior to the Closing) shall remain in effect after the Closing and shall govern the preparation of SASS’s Tax Return for the taxable year that includes the Closing, any audits of taxable years beginning on or before the Closing Date, and any other applicable Tax matters.

12.2 U.S. Tax Treatment. For U.S. federal and applicable state and local income tax purposes, (a) the purchase of Apnimed’s Membership Interests shall be treated as a transaction governed by the principles of Revenue Ruling 99-6, Situation 1, and as such (i) with respect to Shionogi, SASS will be treated as making liquidating distributions of all of its assets to Shionogi and Apnimed and then Shionogi will be treated as acquiring the assets deemed to have been distributed to Apnimed in liquidation of Apnimed’s interest in SASS in a transaction governed by Section 1001 of the Code, and (ii) Apnimed shall be treated as selling partnership interests in a transaction governed by Sections 741 and 751 of the Code, (b) the purchase of the Purchased Assets other than Apnimed’s Membership Interests shall be treated as a taxable purchase governed by Section 1001 of the Code, and (c) as a result of the purchase of Apnimed’s Membership Interests, SASS’s separate existence as a partnership shall terminate on the Closing Date, and SASS shall become an entity disregarded as separate from Shionogi. Apnimed, Shionogi, and SASS agree not to file any Tax Returns or make any other filing, statement or declaration or take any position in any Tax audit, proceeding or other action that is inconsistent with this Section 12.2 unless otherwise required do so pursuant to a final determination (as defined in Section 1313(a) of the Code or any similar state or local Tax law).

12.3 Allocation. The Parties agree that the Purchase Price shall be allocated among (i) the assets of SASS corresponding to Apnimed’s Membership Interests, (ii) the Purchased Assets other than Apnimed’s Membership Interests and (iii) the covenants set forth in Section 11.1 in accordance with Section 1060 of the Code, the Treasury Regulations promulgated thereunder, and Exhibit 12.3 (the “Allocation Methodology”). Within [***] after the Closing Date, Apnimed shall deliver to Shionogi its good faith determination of the Closing Consideration allocation in accordance with the Allocation Methodology (the “Purchase Price Allocation”). Shionogi shall have [***] to object to the Purchase Price Allocation. If no such objection is delivered during such [***] period, then the Purchase Price Allocation delivered by Apnimed shall be binding on the Parties. If an objection is delivered within such [***] period, then Apnimed and Shionogi shall negotiate in good faith during the immediately following [***] and mutually agree on the final Purchase Price Allocation. If Apnimed and Shionogi cannot agree upon a final Purchase Price Allocation, the matter shall be referred to a “Big 4” accountant (or other firm of certified public accountants mutually agreed by Apnimed and Shionogi), and the determination of the accountants shall be final. The Parties shall report, act and file all U.S. federal income Tax Returns in all respects and for all purposes consistent with the Purchase Price Allocation. No Party shall take any position for U.S. federal income tax purposes (whether in audits, Tax Returns, or otherwise) that is inconsistent with the Purchase Price Allocation unless required to do so by final determination within the meaning of Section 1313(a) of the Code or unless otherwise agreed to by Apnimed and Shionogi. The Purchase Price Allocation shall be updated as appropriate to reflect any adjustments to the Purchase Price.

12.4 Cooperation on Tax Matters. Apnimed, Shionogi, and SASS will cooperate in all reasonable respects, as and to the extent reasonably requested by the other, in connection with the preparation and filing of any Tax Return of SASS, any Tax audit, and any other matter under this Agreement relating to Taxes of SASS, in each case with respect to any taxable period (or portion thereof) beginning on or before the Closing Date. Such cooperation shall include (a) promptly forwarding copies (to the extent related thereto) of (i) relevant Tax notices, forms or other communications received from or sent to any Governmental Entity, and (ii) reasonably requested copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings, Tax audits or other Tax determinations by any Governmental Entity and records concerning the ownership and Tax basis of property of SASS and (b) upon request, providing each other with the information that any Party is required to report pursuant to the Code, to the extent that the Party to whom the request is made can obtain the information through the exercise of commercially reasonable efforts.

12.5 Transfer Taxes. Any transfer, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes (including any interest or penalties thereon) (collectively, “Transfer Taxes”) that become payable in connection with transactions contemplated by this Agreement shall be borne by the party whose actions, obligations, or status under this Agreement give rise to such Transfer Taxes. If Transfer Taxes arise and it is unclear which party should bear them, such Transfer Taxes shall be split equally between Apnimed and Shionogi. The applicable parties shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the date of Closing in accordance with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax. Any costs incurred in connection with the preparation and filing obligations described in this Section 12.5 shall be borne by the party responsible for the underlying Transfer Tax, or split equally between Apnimed and Shionogi if such responsibility is unclear.

ARTICLE XIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

13.1 Survival of Representations and Warranties. The representations and warranties of the Apnimed contained in Section 4.2(c) and Article V of this Agreement shall survive for [***] after the Closing Date (the “Survival Date”); provided that in the event of any Fraud with respect to the representations and warranties set forth in Section 4.2(c) and Article V, such claim shall survive without limitation; provided, further, that Apnimed’s Fundamental Representations shall survive until [***] following the expiration of the statute of limitations applicable to the subject matter thereof. The representations and warranties of Shionogi contained in Article VI of this Agreement or in any certificate delivered pursuant to this Agreement shall survive until the Survival Date; provided that in the event of any Fraud by Shionogi with respect to the representations and warranties set forth in Article VI, such claim shall survive without limitation; provided, further, that Shionogi’s Fundamental Representations shall survive until [***] following the expiration of the statute of limitations applicable to the subject matter thereof. The covenants and indemnities (other than for breach of representation and warranties as provided for in the prior sentence) of a Party made under this Agreement shall survive until [***] following the expiration of the statute of limitations applicable to the subject matter thereof (or such longer period as specified in the applicable covenant). If an Officer’s Certificate asserting a claim for indemnification hereunder is properly delivered, (x) in the case of representations and warranties that survive until the Survival Date, on or before the Survival Date, (y) in the case of Apnimed’s Fundamental Representations or Shionogi’s Fundamental Representations, before the date on which such representation or warranty ceases to survive, or (z) in the case of the covenants and indemnities (other than for breach of representation and warranties as provided for in the clauses (x) and (y)), before the date on which such covenant or indemnity ceases to survive, then the claims arising in connection with such Officer’s Certificate shall survive for the benefit of all Indemnified Parties beyond the expiration of the applicable survival period for such representation, warranty, covenant or indemnity until such claims are fully and finally resolved. The Parties further acknowledge that the time periods set forth in this Section 13.1 for the assertion of claims under this Agreement are the result of arm’s length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

13.2 Indemnification.

(a) Subject to the provisions of this Article XIII, from and after the Closing, Apnimed shall indemnify and hold harmless the Shionogi Indemnified Parties, from and against, and shall compensate and reimburse the Shionogi Indemnified Parties for, all Losses incurred or sustained by the Shionogi Indemnified Parties, or any of them, directly or indirectly, arising under, in connection with or as a result of any of the following:

(i) any breach or inaccuracy of a representation or warranty made by Apnimed in Article IV or Article V; and

(ii) any failure by Apnimed to perform or comply with any covenant or agreement made by Apnimed in this Agreement or any of the Ancillary Agreements other than the Amended Apnimed MSA or the Work Order.

(b) Subject to the provisions of this Article XIII, from and after the Closing, Shionogi agrees to indemnify and hold harmless the Apnimed Indemnified Parties, from and against, and shall compensate and reimburse Apnimed for, all Losses incurred or sustained by Apnimed, directly or indirectly, arising under, in connection with or as a result of:

(i) any breach or inaccuracy of a representation or warranty made by Shionogi in Article VI;

(ii) any failure by Shionogi to perform or comply with any covenant or agreement applicable to Shionogi contained in this Agreement or any of the Ancillary Agreements;

(iii) the operation of SASS on or after the Closing Date; and

(iv) the ownership or use of the Purchased Assets including all amounts payable to Desitin under the Desitin APA on or after the Closing Date.

(c) For the purpose of this Article XIII only, when determining the amount of Losses suffered by an Indemnified Party as a result of, any breach or inaccuracy of any representation or warranty, or failure of any covenant or agreement, set forth in this Agreement that is qualified or limited in scope as to material, material adverse effect, Material Adverse Effect, or any other materiality qualifications or limitations, such representation, warranty, covenant or agreement shall be deemed to be made or given without such qualification or limitation.

(d) Apnimed will not have any Liability or obligation under this Agreement to indemnify the Shionogi Indemnified Parties for Losses pursuant to Section 13.2(a)(i) (in each case other than with respect to Apnimed’s Fundamental Representations, to which this Section 13.2(d) does not apply) until the aggregate amount of all such Losses exceeds an amount equal to [***]; provided, however, that the foregoing limitation shall not apply to claims for Fraud.

(e) Shionogi Indemnified Parties shall not be entitled to recover under Section 13.2(a)(i) an aggregate amount in excess of [***] of the aggregate amount of Purchase Price actually paid to Apnimed; provided that the limitations contained in this Section 13.2(e) shall not apply to any Losses arising from or relating to (a) a breach of any Fundamental Representations or (b) Fraud. For clarity, (x) as additional payments are made to Apnimed under Sections 2.3(b) and 2.3(c), such indemnification cap shall be deemed increased and (y) if prior to any such increase in the indemnification cap, if any valid indemnification claims were made by the Shionogi Indemnified Parties against Apnimed that were paid by Apnimed but limited by the indemnification cap, Apnimed shall pay (by direct payment or by Shionogi’s exercise of setoff rights in Section 13.3) to the Shionogi Indemnified Parties any additional amount required to be paid with respect to such indemnification claim(s) by virtue of the indemnification cap being increased.

(f) Except in the case of Fraud, and without limiting the cap of described in Section 13.2(e), the maximum aggregate amount of indemnifiable Losses that Apnimed may be responsible for under this Article XIII (including Losses with respect to Apnimed’s Fundamental Representations) shall be an amount equal to the aggregate amount of Purchase Price actually paid to Apnimed. For clarity, (x) as additional payments are made to Apnimed under Sections 2.3(b) and 2.3(c), such indemnification cap shall be deemed increased and (y) if prior to any such increase in the indemnification cap, if any valid indemnification claims were made by the Shionogi Indemnified Parties against Apnimed that were paid by Apnimed but limited by the indemnification cap, Apnimed shall pay (by direct payment or by Shionogi’s exercise of setoff rights in Section 13.3) to the Shionogi Indemnified Parties any additional amount required to be paid with respect to such indemnification claim(s) by virtue of the indemnification cap being increased.

(g) Notwithstanding any other provision herein to the contrary, none of the Shionogi Indemnified Parties, on the one hand, nor any of the Apnimed Indemnified Parties, on the other hand, shall be entitled to recover any amounts with respect to any indemnification for any Loss to the extent that the Loss arose from or was exacerbated by any action taken directly or indirectly by the applicable Indemnified Party on or after the Closing Date. Further, each of the Indemnified Parties must act promptly to avoid or mitigate any Losses which it or any other Indemnified Party may suffer in consequence of any fact, matter or circumstance giving rise to a claim for indemnification under this Agreement or likely to give rise to a claim for indemnification under this Agreement. No Indemnified Party shall be entitled to recover under this Agreement to the extent of any Losses that could have been avoided but for the Indemnified Party’s failure to avoid or mitigate such Losses.

(h) Notwithstanding anything to the contrary contained herein, in no event shall Shionogi be entitled to make, and Apnimed shall not be liable for, any claim for indemnification pursuant this Article XIII for any inaccuracy in or any breach of any representations or warranties of Apnimed if Shionogi had actual knowledge of such inaccuracy or breach prior to the Closing Date.

(i) No Party will be liable to any Indemnified Party for, and the definition of “Losses” shall be construed to entirely exclude, any punitive, consequential, incidental or special damages, including loss of revenue, income or profits, decrease in or limitation of any Tax attribute, diminution in value (including any multiplier concept), business interruption, cost of capital or loss of business reputation or opportunity, or any damages based upon a multiple of earnings, in each case, except to the extent payable pursuant to a Third Party Claim.

(j) Any Losses for indemnification under this Article XIII shall be determined without duplication of recovery by reason of the set of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or undertaking, or one or more rights to indemnification.

(k) Notwithstanding any other provision herein to the contrary, the amount of Losses that any Indemnified Party may recover for indemnification pursuant to this Agreement shall be offset, on a dollar for dollar basis, against any amounts received by such Indemnified Party in respect of the Losses forming the basis of such claim for recovery from a third party pursuant to any indemnification or other similar right or any applicable insurance policy. Each party hereby agrees to use all commercially reasonable efforts to claim for and obtain recovery pursuant to any applicable insurance policies, indemnification, contribution or similar payment. If any Indemnified Party receives such amount from a third party subsequent to a recovery for indemnification under this Agreement, the applicable Indemnified Party or Indemnified Parties will promptly remit such offset amount to the Indemnifying Party hereunder.

13.3 Right of Set-Off. Notwithstanding any provision of this Agreement to the contrary, the Parties hereby acknowledge and agree that, in addition to any other right hereunder, Shionogi shall have the right, but not the obligation, from time to time to set off any indemnifiable Losses against the Milestone Payment and the Earnout Payments, to the extent payable. If on the date that any amount is due to Apnimed pursuant to this Agreement, Shionogi has a claim against Apnimed hereunder for indemnification under this Article XIII and such claim has been disputed by Apnimed and such disputed claim has not, by such date, been resolved, Shionogi shall deposit the amount of the claim in dispute into an escrow account with an escrow agent selected by Apnimed and reasonably acceptable to Shionogi, at Apnimed’s cost and expense, and to be subject to a mutually agreed upon escrow agreement. If the amount in dispute is less than the amount due to be paid to Apnimed on such date, Shionogi shall pay (or cause to be paid) the balance of any such payment to Apnimed.

13.4 Claims for Indemnification; Resolution of Conflicts.

(a) Making a Claim for Indemnification; Officer’s Certificate. An Apnimed Indemnified Party or a Shionogi Indemnified Party may seek recovery of Losses pursuant to this Article XIII by delivering to Shionogi or Apnimed, as applicable, an Officer’s Certificate in respect of such claim. The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein). For purposes hereof, “Officer’s Certificate” means a certificate signed by any authorized representative of an Indemnified Party (or, in the case of an Indemnified Party who is an individual, signed by such individual) stating that an Indemnified Party has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur or accrue Losses and including, to the extent reasonably practicable, a non-binding, preliminary estimate of the amounts of such Losses; provided, that the Officer’s Certificate need only specify such information to the knowledge of such officer or such Indemnified Party as of the Claim Date, shall not limit any of the rights or remedies of any Indemnified Party, and may be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Officer’s Certificate to Apnimed or Shionogi, as applicable.

(b) Objecting to a Claim for Indemnification.

(i) Apnimed or Shionogi, as applicable, may object, in whole or in part, to a claim for indemnification set forth in an Officer’s Certificate by delivering to the Indemnified Party seeking indemnification a written statement of objection to the claim made in the Officer’s Certificate (an “Objection Notice”); provided, that, to be effective, such Objection Notice must (A) be delivered to the Indemnified Party pursuant to Section 14.1 prior to [***] following the Claim Date of the Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (B) set forth in reasonable detail the nature of the objections to the claim in respect of which the objection is made which need only specify such information to the knowledge of such Indemnifying Party. If the Indemnifying Party delivers to the Indemnified Party an Objection Notice applicable to all or any portion of a claim made within an Officer’s Certificate within the period for delivery of the same set forth above, then the amount in dispute (including any Losses or expenses relating thereto) by such Indemnifying Party in such Objection Notice shall not be payable to the Indemnified Party until the applicable Indemnifying Party is determined to be obligated to indemnify the Indemnified Party under Sections 13.2(a) or 13.2(b), as the case may (e.g. in the case of Sections 13.2(a)(i), Apnimed actually breached a representation), which determination shall be by virtue of either (x) the applicable parties jointly agreeing in writing to the resolution of the amount in dispute in such Objection Notice, or (y) a court of competent jurisdiction enters a final non-appealable Judgment regarding the claim and the amount in dispute in such Objection Notice, accompanied by a written opinion of a counsel of the presenting party to the effect that the court Judgment is from a court of competent jurisdiction and that such court Judgment is final and non-appealable.

(ii) To the extent Apnimed or Shionogi, as applicable, do not object in writing (as provided in Section 13.4(b)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by Apnimed or Shionogi, as applicable, that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established) with respect to the applicable Indemnifying Parties (any such claim, an “Unobjected Claim”). Within [***] of a claim becoming an Unobjected Claim, the Indemnifying Parties shall make the applicable payment to such Indemnified Party.

(c) Resolution of Conflicts. In case Apnimed or Shionogi, as applicable, timely delivers an Objection Notice in accordance with Section 13.4(b), Apnimed or Shionogi, as applicable, and the applicable Indemnified Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Apnimed or Shionogi, as applicable, and the Indemnified Parties reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by all applicable parties (any claims covered by such an agreement, “Settled Claims”). Any amounts required to be paid as a result of a Settled Claim shall be paid by the Indemnifying Party to the Indemnified Parties pursuant to the Settled Claim within [***] of the applicable claim becoming a Settled Claim. If Apnimed or Shionogi, as applicable, and the Indemnified Parties are unable to reach an agreement, the matter specified in the Objection Notice shall be resolved pursuant to Section 14.8 (any claims resolved pursuant thereto, “Resolved Claims”).

(d) Payable and Unresolved Claims. A “Payable Claim” means a claim for indemnification of Losses under this Article XIII, to the extent that such claim has not yet been satisfied that is (i) a Resolved Claim, (ii) a Settled Claim, or (iii) an Unobjected Claim. An “Unresolved Claim” means any claim for indemnification of Losses under this Article XIII specified in any Officer’s Certificate delivered pursuant to Section 13.4(a), to the extent that such claim is not a Payable Claim and has not been satisfied.

13.5 Third Party Claims. In the case of any action or lawsuit brought or asserted by a third party (other than an Affiliate of any Indemnified Party) against an Indemnified Party arising out of a matter for which the Indemnified Party may be entitled to be indemnified pursuant to this Article XIII (a “Third Party Claim”) that entitles the Indemnified Party to indemnity hereunder, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing; provided however, that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its indemnification obligation hereunder except to the extent that the Indemnifying Party has been materially prejudiced thereby. For the avoidance of doubt, Losses shall not include costs of defense of a Third Party Claim unless the applicable Indemnifying Party is determined, subject to the last sentence of Section 13.4(b)(i), to be obligated to indemnify the Indemnified Party under Sections 13.2(a) or 13.2(b), as the case may be. So long as the Indemnifying Party has not delivered an Objection Notice and acknowledges in writing that it will be liable for any such Third Party Claim, the Indemnifying Party shall be entitled at its option to assume the defense of such Third Party Claim, and the Indemnified Party shall cooperate fully at the Indemnified Party’s expense and shall be entitled reasonably to consult with the Indemnifying Party with respect to such defense, except in the event such Third Party Claim involves injunctive, equitable or other non-monetary relief, in which case the Indemnifying Party shall not be entitled to assume the defense of such Third Party Claim; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if: (i) such Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or (ii) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, (A) settle or compromise any Third Party Claim or consent to the entry of any judgment that provides for relief other than the payment of monetary damages that are fully indemnified by the Indemnifying Party hereunder or (B) settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party a release from all liability in respect to such claim.

13.6 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article XIII shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

13.7 Exclusive Remedy. Except in connection with Fraud, willful misconduct or as otherwise set forth in this Agreement, the rights set forth in this Article XIII shall be the sole and exclusive remedies with respect to the matters set forth herein. In furtherance of the foregoing, each of the Parties hereby waives, from and after the Closing Date, to the fullest extent permitted by applicable laws and regulations, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Apnimed or any of its Affiliates or Shionogi or any of its Affiliates, as the case may be, arising under or based on warranty, in contract, in tort (including negligence or strict liability) or any other applicable laws and regulations, except that nothing herein shall limit the liability of either party for Fraud or willful misconduct. No right of rescission shall be available to Apnimed or any of its Affiliates or Shionogi or any of its Affiliates, by reason of any fact, matter or circumstance giving rise to indemnification in accordance with this Article XIII.

ARTICLE XIV

GENERAL PROVISIONS

14.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed delivered, given and received (a) when delivered in person or (B) when delivered by an express courier (with written confirmation of delivery or refusal to accept delivery) to the applicable Party at the following addresses (or to such other address or facsimile number as such Party may have specified in a written notice given to the other Parties):

(a) if to Shionogi or SASS, to:

Shionogi & Co., Ltd.

[***]

and

Shionogi-Apnimed Sleep Science, LLC

[***]

with copies (which shall not constitute notice) to:

Allen Overy Shearman Sterling LLP

One Bishops Square

London E1 6AD

Attention: Matthew Appleton and Tokutaka Ito

[***]

(b) if to Apnimed, to:

Apnimed, Inc.

39 John F. Kennedy St., 4th Floor

Cambridge, MA 02138

Attention: Chief Executive Officer

Email: [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

3025 John F. Kennedy Blvd.

Philadelphia, PA 19104

Attn: Timothy C. Atkins

Email: [***]

14.2 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be borne by the Party incurring such costs and expenses.

14.3 Interpretation. Unless a clear contrary intention appears: (a) the singular number shall include the plural, and vice versa; (b) reference to any gender includes each other gender; (c) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (d) “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (e) all references in this Agreement to the “Disclosure Schedule,” “Sections,” “Annexes” and “Exhibits” are intended to refer to Disclosure Schedule, Sections, Annexes and Exhibits to this Agreement, except as otherwise indicated; (f) the table of contents and headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement; (g) “or” is used in the inclusive sense of “and/or”; (h) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (i) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; and (j) “shall” and “will” shall have the same meaning hereunder.

14.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

14.5 Entire Agreement; Assignment. This Agreement, the exhibits and annexes hereto, the Disclosure Schedule, the other schedules and the Ancillary Agreements: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral (including any letter of intent, term sheet or related discussions), among the parties with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, except that Shionogi may assign its rights and delegate its obligations hereunder to one or more of its Affiliates, provided, however, that (x) the assignee has assumed all obligations under this Agreement and (y) Shionogi shall continue to be liable and responsible for the obligations under this Agreement (it being agreed that any transfer or assignment of rights with respect to any Earnout Products or the Equity Securities of SASS shall be deemed an assignment for purposes of this Section 14.5). Without limiting subpart (b) of the prior sentence, should this Agreement or the Equity Securities of SASS be transferred to a Person other than Shionogi or an Affiliate thereof, the Milestone Payment shall, in addition to other legal rights and remedies available to Apnimed under law, be accelerated and become immediately due and payable to Apnimed contemporaneously with such transfer.

14.6 Severability. If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

14.7 Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Without prejudice to remedies at law, the parties shall be entitled to specific performance or other equitable relief, including injunctive relief, in the event of a breach or threatened breach of this Agreement.

14.8 Arbitration; Submission to Jurisdiction; Consent to Service of Process.

(a) All disputes, claims, or controversies arising out of or relating to the Agreement, the Ancillary Agreements (other than as expressly set forth therein) or any other agreement or document executed and delivered pursuant to the Agreement (other than as expressly set forth therein) or the negotiation, breach, validity or performance hereof and thereof or the Transactions, including claims of Fraud and including as well the determination of the scope or applicability of this agreement to arbitrate, shall be resolved solely and exclusively by binding arbitration administered by JAMS in New York City, New York, before a single arbitrator (the “Arbitrator”). Except as modified in this Section 14.8, the arbitration shall be administered pursuant to JAMS’ Comprehensive Rules and Procedures. Notwithstanding the terms of this Section 14.8, each Party may seek equitable remedies in any court of competent jurisdiction.

(b) The Parties covenant and agree that the arbitration hearing shall commence within sixty (60) days of the date on which a written demand for arbitration is filed by any Party (the “Filing Date”). The hearing shall be no more than [***]. In connection with the arbitration, the Arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three (3) depositions as of right, with each deposition limited to eight (8) hours, excluding breaks, and the Arbitrator may grant additional depositions upon good cause shown. For purposes of determining the number of depositions as of right, multiple petitioners or multiple respondents shall each respectively be deemed one party. The Arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. The Arbitrator’s award shall be made and delivered within [***] of the closing of the evidentiary hearing on the merits (the “Hearing”) or within [***] of service of post-Hearing briefs, if the arbitrator directs service of such briefs, shall be binding and final as between the parties, and a judgment may be entered upon the award in any court having jurisdiction thereof. The Arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The Parties covenant and agree that the arbitration shall conclude within [***] of the Filing Date, and the Arbitrator shall be provided notice of such [***] limit (and agreed to abide by it) prior to his or her appointment as Arbitrator.

(c) The Parties shall maintain the confidential nature of the arbitration proceeding and any award thereunder, including the Hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by Law, judicial decision or applicable securities laws or under applicable stock exchange rules.

(d) The Parties will (i) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrator; provided, that the prevailing Party shall be awarded its share of the Arbitrator’s fees and expenses and all other costs and expenses, including attorneys’, consultants’ and experts’ fees; provided, further, that any Party unsuccessfully refusing to comply with the award or an order of the Arbitrator shall be liable for costs and expenses, including attorneys’, consultants’ and experts’ fees, incurred by the other Party in enforcing the award or order. If the Arbitrator determines a party to be the prevailing Party under circumstances where the prevailing Party obtained relief on some but not all of the claims and counterclaims, the Arbitrator may award the prevailing Party an appropriate percentage of the costs and expenses incurred by the prevailing Party.

(e) Subject in all cases to the foregoing, each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the state or federal courts located within New York, New York, in connection with any matter based upon, arising out of or relating to this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each Party agrees not to commence any legal proceedings related hereto except in such courts.

14.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

14.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

14.11 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

14.12 No Third Party Beneficiary. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and assigns any rights, remedies, or Liabilities under or by reason of this Agreement except that Article XIII shall also be for the benefit of the Indemnified Parties.

14.13 Tax Advice. Other than as expressly set forth in this Agreement, no Party makes any representations or warranties to any other Party regarding the Tax treatment of the Transactions pursuant to this Agreement or any of the Tax consequences to any other party of this Agreement or the Transactions. Each Party acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement and the Transactions.

14.14 Amendment and Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

14.15 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty of Apnimed set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that (a) such information is explicitly cross-referenced in another part of the Disclosure Schedule, or (b) it is readily apparent on the face of the disclosure (without reference to any document referred to therein) that such information qualifies another representation and warranty of Apnimed in this Agreement.

14.16 No Conflict. Shionogi and SASS, for itself and their respective Affiliates, (i) hereby confirm that no engagement that Goodwin Procter LLP has undertaken or may undertake on behalf of Apnimed or its Affiliates (the “Continuing Clients”) or SASS will be asserted by SASS or Shionogi either as a conflict of interest with respect to, or as a basis to preclude, challenge or otherwise disqualify Goodwin Procter LLP from, any current or future representation of any of the Continuing Clients, and (ii) hereby waives any conflict of interest that exists on or prior to the Closing, or that might be asserted to exist after the Closing, and any other basis that might be asserted to preclude, challenge or otherwise disqualify Goodwin Procter LLP in any continuing or post-Closing representation of any of the Continuing Clients.

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IN WITNESS WHEREOF, Shionogi, SASS and Apnimed have caused this Agreement to be signed, all as of the date first written above.

SASS:	SHIONOGI-APNIMED SLEEP SCIENCE, LLC

For Shionogi in its capacity as a Principal Member of SASS

	By:	/s/ John Keller
Name: John Keller
Title: Director and Senior Executive Officer, Senior Vice President, R&D Supervisory Unit

For Apnimed in its capacity as a Principal Member of SASS

	By:	/s/ Larry Miller
Name: Larry Miller
Title: Chief Executive Officer

APNIMED:	APNIMED, INC.

	By:	/s/ Larry Miller
Name: Larry Miller
Title: Chief Executive Officer

SHIONOGI:	SHIONOGI & CO., LTD.

	By:	/s/ Isao Teshirogi
Name: Isao Teshirogi
Title: Representative Director, President and CEO

[Signature Page – Membership Interest and Asset Purchase Agreement]

EXHIBIT 3.2(a)(i)

Novation Agreement

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EXHIBIT 3.2(a)(ii)

IP Assignment Agreement

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EXHIBIT 3.2(a)(iii)

Amended Atomoxetine Agreement

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EXHIBIT 3.2(a)(iv)

SNRI/CAI Contribution Termination Agreement

[***]

EXHIBIT 3.2(a)(v)

Amended Apnimed License Agreement

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EXHIBIT 3.2(a)(vi)

Amended Apnimed MSA

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EXHIBIT 3.2(a)(vii)

Work Order

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EXHIBIT 3.2(a)(viii)

Membership Interest Transfer Document

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EXHIBIT 3.2(a)(ix)

ROFN Termination Agreement

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EXHIBIT 3.2(a)(xi)

Resignation Letter

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EXHIBIT 12.3

Allocation Methodology

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